R. F. Shuford
Chairman & President

April 12, 2018

Dear Fellow Stockholders:

You are cordially invited to attend the 2018 Annual Meeting of Stockholders of Old Point Financial Corporation, the holding company for The Old Point National Bank of Phoebus and Old Point Trust & Financial Services, N.A. The meeting will be held on Tuesday, May 22, 2018 at 6:00 p.m. at The Hampton Roads Convention Center, 1610 Coliseum Drive, Hampton, Virginia. The accompanying Notice and Proxy Statement describe the matters to be presented at the meeting. Also accompanying the proxy statement is our 2017 Annual Report to Stockholders that will be reviewed at the Annual Meeting.

We are pleased to be using the Securities and Exchange Commission rule that allows companies to furnish their proxy materials over the Internet. As a result, we are mailing to many of our stockholders a Notice of Internet Availability of Proxy Materials instead of a paper copy of this proxy statement and our 2017 Annual Report to Stockholders. The Notice of Internet Availability of Proxy Materials contains instructions on how to access those documents over the Internet. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain a paper copy of our proxy materials, including the proxy statement, our 2017 Annual Report to Stockholders and a proxy card. All stockholders who do not receive a Notice of Internet Availability of Proxy Materials will receive a paper copy of the proxy materials by mail. We believe that this process will benefit our stockholders by expediting their receipt of the proxy materials, reducing the cost of printing and distributing our proxy materials and conserving natural resources.

Please complete, sign, date, and return your proxy card or follow the instructions on your proxy card or Notice of Internet Availability of Proxy Materials to vote by telephone or over the Internet as soon as possible. Whether or not you will be able to attend the Annual Meeting, it is important that your shares be represented and your vote recorded. If you decide to attend the Annual Meeting in person, you can revoke your proxy any time before it is voted at the Annual Meeting (provided that, if your shares are held in "street name" through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker's proxy card to bring to the meeting as proof of your authority to vote the shares).

We appreciate your continuing loyalty and support of Old Point Financial Corporation.

Sincerely,

Robert F. Shuford, Sr.
      Chairman of the Board and President

OLD POINT FINANCIAL CORPORATION
1 West Mellen Street, P.O. Box 3392, Hampton, Virginia 23663

(This page intentionally left blank)

OLD POINT FINANCIAL CORPORATION
1 West Mellen Street
Hampton, Virginia 23663
_______________________________________________________________

NOTICE OF 2018 ANNUAL MEETING OF STOCKHOLDERS
________________________________________________________________

TO BE HELD MAY 22, 2018

The 2018 Annual Meeting of Stockholders of Old Point Financial Corporation (the Company) will be held at The Hampton Roads Convention Center, 1610 Coliseum Drive, Hampton, Virginia, on Tuesday, May 22, 2018, at 6:00 p.m. for the following purposes:

1.	To elect 13 directors to the Board of Directors of the Company to serve until the 2019 Annual Meeting of Stockholders, as described in the proxy statement accompanying this notice;

2.	To approve, in an advisory, non-binding vote, the compensation of the Company's named executive officers, as described in the proxy statement accompanying this notice;

3.	To ratify the appointment of Yount, Hyde & Barbour, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Stockholders of record at the close of business on March 13, 2018 are entitled to notice of and to vote at the Annual Meeting or any adjournment thereof.

By Order of the Board of Directors,

Eugene M. Jordan, II
Secretary to the Board
April 12, 2018

IMPORTANT NOTICE

Please complete, sign, date, and return your proxy card in the accompanying postage paid envelope or follow the instructions on your proxy card or Notice of Internet Availability of Proxy Materials to vote by telephone or over the Internet so that your shares will be represented at the meeting. Stockholders attending the meeting may personally vote on all matters that are considered, in which event their signed proxies are revoked (provided that, if your shares are held in "street name" through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker's proxy card to bring to the meeting as proof of your authority to vote the shares). If you vote by Internet or telephone, please do not mail your proxy card.

OLD POINT FINANCIAL CORPORATION
1 West Mellen Street
Hampton, Virginia 23663

________________________________________________________

PROXY STATEMENT
________________________________________________________

2018 ANNUAL MEETING OF STOCKHOLDERS
To be held on May 22, 2018
General

This proxy statement is furnished to holders of the common stock of Old Point Financial Corporation (the Company) in connection with the solicitation by and on behalf of the Company's Board of Directors of proxies to be used at the Company's 2018 Annual Meeting of Stockholders (the Annual Meeting) to be held Tuesday, May 22, 2018, at 6:00 p.m. at The Hampton Roads Convention Center, 1610 Coliseum Drive, Hampton, Virginia.

Electronic Notice and Mailing; Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 22, 2018.

Pursuant to the rules promulgated by the Securities and Exchange Commission (the SEC), the Company has elected to make its proxy materials available to stockholders over the Internet or by delivering paper copies of these materials by mail. Accordingly, on or about April 12, 2018, the Company mailed a Notice of Internet Availability of Proxy Materials (the Notice of Internet Availability) to some stockholders and shortly thereafter mailed paper copies of the proxy materials to some stockholders. If you received a Notice of Internet Availability by mail, you will not automatically receive a paper copy of the proxy materials by mail. Instead, the Notice of Internet Availability contains instructions on how to access and review this proxy statement, form of proxy card and our 2017 Annual Report to Stockholders and vote via the Internet. If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials included in the Notice of Internet Availability. As of April 12, 2018, and for a period through the date of the Annual Meeting, all stockholders will have the ability to access all of the proxy materials at www.envisionreports.com/opof.

The proxy materials include:

* Our proxy statement for the Annual Meeting; and
* Our 2017 Annual Report to Stockholders, which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2017

Voting and Revocation of Proxies

If you are a stockholder of record, you may vote in person at the Annual Meeting or by proxy. You may vote your shares by proxy in one of the following ways: (1) use the toll-free number on the proxy card to submit your proxy via telephone; (2) visit the website shown on your proxy card or Notice of Internet Availability to submit your proxy via the Internet; or (3) if you have received a printed copy of our proxy materials, complete, sign, date and return the proxy card in the postage paid envelope provided with such printed materials.
If your shares are held in "street name," through a broker or other nominee, that institution will send you separate instructions describing the procedure for voting your shares and you will need to follow those instructions in order to vote your shares. Many brokers also offer the option of voting over the Internet or by telephone, instructions for which would be provided by your brokerage firm on your vote instruction form. As the record holder of your shares, you r broker is required to vote your shares according to your instructions. Under the current rules of the New York Stock Exchange, or NYSE, if you do not give voting instructions to your broker, it will still be able to vote your shares with respect to "routine" items, but will not be allowed to vote your shares with respect to "non-routine" items. The ratification of Yount, Hyde & Barbour, P.C. as our independent registered public accounting firm (proposal three) is considered to be a routine item under the NYSE rules and your broker will be able to vote on that proposal even if it does not receive instructions from you, so long as it holds your shares in its name. The election of directors (proposal one) and the advisory vote on the compensation of the Company's named executive officers (proposal two) are "non-routine" items. If you do not instruct your broker how to vote with respect to these items, your broker may not vote your shares with respect to these proposals. "Broker non-votes" are shares held by customers that may not be voted on certain matters because the broker has not received specific instructions from the customers.

If you are a stockholder of record, you may change or revoke your proxy at any time before your shares are voted at the Annual Meeting, by any of the following methods: (1) submit a written notice of revocation to the Secretary of the Company by the close of business on May 21, 2018; (2) submit a completed proxy card bearing a later date than your original proxy card by the close of business on May 21, 2018; (3) use the toll-free number shown on the proxy card to submit your proxy via telephone, by 6:00 p.m., Eastern time, May 22, 2018; (4) visit the website shown on your proxy card or Notice of Internet Availability and follow the instructions to submit your proxy via the Internet, by 6:00 p.m., Eastern time, May 22, 2018; or (5) attend the Annual Meeting and request to vote in person.

If your shares are held in "street name" through a bank, broker or other holder of record, you should follow the instructions from your bank, broker or agent to revoke your proxy or change your vote.

Voting your shares via telephone or via the Internet, or sending in a proxy card will not affect your right to attend the Annual Meeting and to vote in person. If your shares are held in "street name" through a bank, broker or other holder of record, and you plan to vote in person at the Annual Meeting, you should contact your bank, broker or agent to obtain a legal proxy or broker's proxy card to bring to the meeting as proof of your authority to vote the shares.

Proxies will extend to, and will be voted at, any properly adjourned session of the Annual Meeting. If a stockholder specifies how the proxy is to be voted with respect to any proposals for which a choice is provided, the proxy will be voted in accordance with such specifications. If a stockholder fails to specify with respect to such proposals, the proxy will be voted FOR the election of the director nominees in proposal one; FOR the approval of the compensation of the Company's named executive officers in proposal two; and FOR the ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company's independent registered public accounting firm in proposal three, as set forth in the accompanying notice and further described herein.

Voting Rights of Stockholders

Only those stockholders of record at the close of business on March 13, 2018, are entitled to notice of and to vote at the Annual Meeting, or any adjournments thereof. The number of shares of common stock of the Company outstanding and entitled to vote at the Annual Meeting is 4,915,844. The Company has no other class of stock outstanding. The presence of a majority of the shares entitled to be voted, represented in person or by proxy, will constitute a quorum for the transaction of business.

Each share of Company common stock entitles the record holder thereof to one vote for each matter to be voted upon at the Annual Meeting. Abstentions and broker non-votes on a matter will count toward a quorum, but will not be included in determining the number of votes cast with respect to a matter.  Stockholders cannot cumulate their votes in the election of directors.

In an uncontested director election, if a quorum is present, each director will be elected by the affirmative vote of a majority of the votes cast with respect to the director's election. An "uncontested director election" means an election in which the number of nominees does not exceed the number of directors to be elected, such as this year's director election. Votes may be cast in favor of or against a nominee, or stockholders may abstain from voting with respect to a nominee. A vote against a nominee is counted as a vote cast and will have the effect of a vote withheld per the terms of the Company's Articles of Incorporation. Abstentions and broker non-votes do not count as votes cast and, therefore, will have no effect on a director's election.

For all other proposals, votes may be cast in favor or against, or stockholders may abstain from voting. Approval of these other proposals (specifically the advisory vote to approve executive compensation and the ratification of the Company's independent registered public accounting firm) requires the affirmative vote of a majority of the votes cast on the matter. Thus, although abstentions and broker non-votes count toward a quorum, they are generally not counted for purposes of determining whether such a matter has been approved and will have no effect.

Directions to Annual Meeting

To obtain directions to attend the Annual Meeting and vote in person, please contact Sandra Routten, the Company's Corporate Administrative Officer, at (757) 728-1231.

Solicitation of Proxies

The cost of solicitation of proxies will be borne by the Company. In addition to the use of mail, solicitations may be made by our officers and regular employees of the Company, The Old Point National Bank of Phoebus (the Bank) and Old Point Trust & Financial Services, N.A. (the Trust Company) in person or by telephone, facsimile, or electronic transmission. We will not compensate our officers and regular employees for this work beyond their regular compensation. We anticipate that brokerage houses and other nominees, custodians, and fiduciaries will be requested to forward the proxy soliciting material to the beneficial owners of the stock held of record by such persons, and the Company will reimburse them for their charges and expenses in this connection.

PROPOSAL ONE
ELECTION OF DIRECTORS

            The thirteen persons named below, all of whom currently serve as directors of the Company, will be nominated to serve as directors until the 2019 Annual Meeting of Stockholders (the 2019 Annual Meeting), or until their successors have been duly elected and have qualified.

            The persons named in the proxy will vote for the election of the nominees named below unless your proxy indicates that you wish to vote against the nominee (which will have the effect of a vote withheld) or abstain from voting. The Company's Board believes that the nominees will be available and able to serve as directors, but if any of these persons should not be available or able to serve, the proxies may exercise discretionary authority to vote for a substitute proposed by the Company's Board.

            Each nominee possesses characteristics that led the Board to conclude that he or she should serve as a director. The specific experience, qualifications, attributes and/or skills that the Board believes each nominee possesses are discussed immediately following the table below.

Name (Age)	Director Since (*)	Principal Occupation For Past Five Years

Stephen C. Adams (67)	2014	Vice President/Secretary Treasurer, The POMOCO Group, Inc., operator of automobile dealerships and real estate developments
James Reade Chisman (74)	2003	President, J. R. Chisman Development Company, a commercial & residential construction company
Russell Smith Evans, Jr. (75)	1993	Retired, Assistant Treasurer and Corporate Fleet Manager, Ferguson Enterprises, Inc.
Michael A. Glasser (64)	2009	Attorney-at-Law, Member Glasser & Glasser, P.L.C.
Dr. Arthur D. Greene (73)	1994	Retired Sentara Healthcare Administrator Retired Orthopaedic Surgeon
John Cabot Ishon (71)	1989	President, Hampton Stationery
William F. Keefe (59)	2016	Managing Director McRae Capital Management, Inc. Former Senior Portfolio Manager, TSP Capital Management Group, LLC
Tom B. Langley (64)	2015	President, Langley & McDonald
Dr. H. Robert Schappert (79)	1996	Retired – President, Beechmont Veterinary Associates, Ltd.

Name (Age)	Director Since (*)	Principal Occupation For Past Five Years

Robert F. Shuford, Sr. (80)	1965	Chairman of the Board, President & CEO, Old Point Financial Corporation; Chairman of the Board, Old Point National Bank
Robert F. Shuford, Jr. (53)	2009	President & CEO, Old Point National Bank; Former- Senior Executive Vice President Chief Operating Officer, Old Point National Bank
Ellen Clark Thacker (56)	2006	Executive Director, Peninsula SPCA; Former Executive Director, Gloucester-Mathews Humane Society; Former General Manager, BFI Waste Services, L.L.C.
Joseph R. Witt (57)	2007	Senior Executive Vice President and Chief Business Development Officer Old Point National Bank; Former Senior Executive Vice President and Chief Administrative Officer, Old Point National Bank.

*If prior to 1984, refers to the year in which the individual first became a director of the Bank. All present directors of the Company are also directors of the Bank. Messrs. Chisman, Ishon, Shuford, Sr., Witt, Mrs. Thacker, and Dr. Greene are also directors of the Trust Company.

(1)
Stephen C. Adams  – Mr. Adams received his B.S. degree from McIntire School of Commerce, University of Virginia and his Master of Science degree in Accounting from the University of Virginia. He previously worked at Financial Accounting Standards Board from 1974 to1976; at Peat Marwick Mitchell (currently KPMG) CPAs from 1976 to 1979; Hart, Adams Toney CPAs from 1979 to 1986; and from 1986 to the present at The POMOCO Group. Mr. Adams is well known in the community and serves on many local boards and civic organizations. His past and present expertise in the financial arena makes him a valuable member for serving on the Company's Audit Committee and Nominating and Corporate Governance Committee. The Board feels that his financial expertise qualifies Mr. Adams as an audit committee financial expert for the Company's Audit Committee. Mr. Adams also served on the Company's Peninsula Regional Board until his election to the Company's and the Bank's Boards of Directors.

(2)
James Reade Chisman – Mr. Chisman received his A.S. degree from Bluefield Junior College and his B.S. degree from the University of Richmond. He has owned and operated J. R. Chisman Development Company for 30 years. He was vice president of Chisman Company for 8 years and from 1965 to 1980 he was vice president of WVEC TV station. Mr. Chisman is well known in the community and serves on many local boards. His expertise in the real estate arena makes him a valuable member of the Real Estate and Branch Committee. Mr. Chisman's prior experience as management in Chisman Company and the TV station also makes Mr. Chisman an asset to the Company's Strategic Planning Committee, Compensation and Benefits Committee, and Real Estate and Branch Committee, as well as to the Company's Board. Mr. Chisman also serves on the Trust Company's Board.

(3)
Russell Smith Evans, Jr. – Mr. Evans served in the Army as an officer and retired medically from combat wounds. He is a graduate of Virginia Military Institute, where he received a B.A. in History, and received his M.B.A. from the College of William & Mary. He was employed at Ferguson Enterprises, a Wolseley Company, for 37 years and held the title of Assistant Treasurer/Corporate Fleet Manager. Mr. Evans is a member of the Finance Committee at First United Methodist Church in Hampton. Mr. Evans serves on the Audit Committee, Compensation and Benefits Committee, Investment Committee, Insurance Committee, Directors Loan Committee and Real Estate and Branch Committee. The Board feels that this financial expertise also makes Mr. Evans an asset to the Company's Board.

(4)
Michael A. Glasser – Mr. Glasser received a B.A. in Government from the University of Virginia and a law degree from the University of Richmond Law School. He has been practicing law for over 38  years. A few of the diverse areas of his practice include: representation of banks, credit unions, and financial services companies; commercial litigation; commercial disputes; and arbitration. Mr. Glasser is involved in many civic and professional organizations and prior to being elected to the Bank Board, he had prior experience serving on another local bank board. Mr. Glasser serves on the Nominating and Corporate Governance Committee, Strategic Planning Committee and Executive Committee. He is also Chairman of the Bank's Southside Regional Board. We feel that his experience representing financial services companies and serving on another bank's board provides insight that makes Mr. Glasser a valuable asset to the Company's Board.

(5)
Dr. Arthur D. Greene – Dr. Greene received his B.S. from Knoxville College and his M.D. from Howard University College of Medicine. Dr. Greene completed his internship in general surgery at Akron General Hospital and his residency in Orthopaedic Surgery at Akron General Hospital and Pediatric Orthopaedic Surgery at Akron Children's Hospital. He also served in the U.S. Army Medical Corps as Chief of Orthopaedics at Kenner Army Hospital. He practiced medicine for 35 years. Dr. Greene began his private practice in 1977 and joined the practice of Tidewater Orthopaedic Associates with two large offices in Hampton and Newport News, of which he was a partner. He worked as an Administrator at Sentara Careplex Hospital until December 31, 2011, where he was responsible for much of the day-to-day responsibilities of medical affairs. Dr. Greene served as a director of Sentara Healthcare and is involved in many professional organizations in the community. Dr. Greene serves on the Company's Audit Committee, Executive Committee, and is Chairman of the Board Risk Committee, Chairman of the Compensation and Benefits Committee and Chairman of the Nominating and Corporate Governance Committee.  He is also Chairman of the Trust Company Board. The Board feels that the multiple degrees of expertise make Dr. Greene an asset to the Company's Board.

(6)
John Cabot Ishon – Mr. Ishon is a 1969 graduate of Virginia Military Institute with a B.S. in Biology. After graduation he taught and coached at Thomas Eaton Junior High School. He, later, left teaching and joined the family business of Hampton Stationery that serves the Hampton Roads area. This business supplies office furniture, luggage and training room furniture and equipment. Mr. Ishon is very active in the community and serves on many local boards. Mr. Ishon serves on the Trust Company's Board, the Strategic Planning Committee, Board Risk Committee, Real Estate and Branch Committee, Investment Committee, Insurance Committee and is Chairman of the Directors Loan Committee. Mr. Ishon is Co-Chairman of the Bank's Peninsula Regional Board. The Board feels that Mr. Ishon's extensive financial and management background and involvement in the community make him an excellent candidate to serve as a director of the Company.

(7)
William F. Keefe – Mr. Keefe was elected to the Board in May 2016 and is currently a Director of the Company. He was initially appointed to the Board pursuant to a settlement agreement with Financial Edge Fund, L.P., Financial Edge-Strategic Fund, L.P., PL Capital/Focused Fund, L.P., PL Capital, LLC, PL Capital Advisors, LLC, Goodbody/PL Capital, L.P., Goodbody/PL Capital, LLC, Mr. John W. Palmer and Mr. Richard J. Lashley, as Managing Members of PL Capital, LLC, PL Capital Advisors, LLC and Goodbody/PL Capital, LLC (collectively, the PL Capital Group), and Mr. Keefe (the Settlement Agreement).  Mr. Keefe has been nominated for election to the Board at the Annual Meeting in accordance with the Settlement Agreement.  Mr. Keefe is the Managing Director of McRae Capital Management, Inc. located in Morristown, New Jersey and was previously Senior Portfolio Manager at TSP Capital Management Group, LLC. He is an advisor to high-net worth clients and is a member of the firm's Investment Committee. Mr. Keefe has worked at various commercial banks in New Jersey and has held executive and senior financial management positions in those institutions. Mr. Keefe also has prior experience as a member of a bank board of directors along with board committee representation. Mr. Keefe serves on the Company's Audit Committee and Compensation and Benefits Committee. The Board feels that, with his financial and board experience, Mr. Keefe is well qualified to serve as a director of the Company.

(8)
Tom B. Langley – Mr. Langley is a graduate of Norfolk Academy, North Carolina State University with a B.S. in Civil Engineering and the University of Florida, Master of Engineering. Mr. Langley is President of Langley & McDonald, a regional civil engineering, planning and surveying firm for residential, commercial, institutional and industrial land development for both private and governmental clients. Mr. Langley has a particular specialty in waterfront projects, such as marinas, dredging, riparian apportionments, shoreline erosion, etc. Mr. Langley is active in the Southside area and serves on various community boards. Mr. Langley served on the Bank's Southside Regional Board before being elected to the Company's and the Bank's Boards. He also serves on the Strategic Planning Committee and the Board Risk Committee. The Board feels that his organizational skills and business background make Mr. Langley a valuable asset as a director on the Company's Board.

(9)
Dr. H. Robert Schappert – Dr. Schappert received his B.S. degree and was named a Henry Rutgers Scholar at Rutgers, the State University of New Jersey, in 1960. He received his Doctorate in veterinary medicine and was elected to Phi Zeta, the honorary veterinary society at the University of Pennsylvania in 1964. He joined Tolley Veterinary Hospital in Newport News in 1966, becoming a co-owner in 1968. In 1988, he assumed full ownership of Beechmont Veterinary Hospital and practiced there until his retirement in 2003. Dr. Schappert is involved in many civic and professional organizations in the community. He is especially active in the LifeLong Learning Society at Christopher Newport University. Dr. Schappert serves on the Strategic Planning Committee, Board Risk Committee, Real Estate and Branch Committee and the Directors Loan Committee. Dr. Schappert is Co-Chairman of the Company's Peninsula Regional Board. The Board feels that his organizational skills and business background make Dr. Schappert a valuable asset as a director on the Company's Board.

(10)
Robert F. Shuford, Sr. – Mr. Shuford, Sr. received his B.S. degree in Business Administration from the University of North Carolina. He served as an officer in the U.S. Navy Supply Corps. Mr. Shuford, Sr. has an extensive operational background both in the financial industry and other civic and professional organizations with 50 years of service in different capacities for the Company and its affiliates. Mr. Shuford, Sr. serves on many of the Company's internal committees, as well as on the Trust Company's Board. This background enables Mr. Shuford, Sr. to contribute his resulting expertise and perspectives to board discussions regarding strategic planning. In addition, Mr. Shuford, Sr.'s previous service in policy-making positions at other organizations also demonstrates that he has the leadership skills required of a director of the Company.

(11)
Robert F. Shuford, Jr. – Mr. Shuford, Jr. received his B.S. in Biomedical Engineering from Duke University, and served as an officer in the U.S. Navy. He has had previous management and technical experience in the operations, sales, and marketing fields as a Director and Vice President at other companies. Mr. Shuford, Jr. is a graduate of the Virginia Bankers Association School of Bank Management. In June 2012, he was promoted to Senior Executive Vice President Officer with executive responsibility for Branch Administration, Retail Services, Facilities, Bank Applications, Information Technology, Electronic Banking, Account Services and Marketing. In September 2015, he was promoted to President and CEO of the Bank. He formerly served as Senior Executive Vice President and Chief Operating Officer of the Bank. He has represented the Company in a financial capacity by serving on the local boards of a number of non-profit organizations. Mr. Shuford, Jr. has been appointed by the Mayor and the Governor to serve the City of Hampton and the Commonwealth of Virginia in various capacities. He also serves on many of the Company's internal committees. This experience and management background makes him an excellent candidate to serve as a director of the Company.

(12)
Ellen Clark Thacker – Mrs. Thacker received her B.A. in English from Virginia Commonwealth University. Mrs. Thacker worked at BFI Waste Services from 1983 until 2007. She began as an intern and was promoted to District Vice President/General Manager. She was responsible for the overall operational and financial management of the company and managed 50 employees and annual revenues in excess of $20 million. Mrs. Thacker worked as Executive Director of the Gloucester-Mathews Humane Society until November 2012. She is currently Director of the Peninsula SPCA. Mrs. Thacker is affiliated with various organizations in the community. Mrs. Thacker serves on the Executive Committee, Board Risk Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee and Strategic Planning Committee, and is Chairman of the Company's Audit Committee. She also serves on the Trust Company's Board. The Board feels that Mrs. Thacker is an asset to the Company as a director because of her previous leadership and operational experience, as well as her non-profit experience.

(13)
Joseph R. Witt – Mr. Witt received his B.S. in Commerce from the University of Virginia, his M.B.A. from the University of Richmond and is a licensed Certified Public Accountant in the Commonwealth of Virginia. He worked as an auditor and tax accountant for international accounting firms for five years after graduating from college with a degree in Accounting. He spent eight years as Director of Finance for a national medical distribution company. He joined Ferguson Enterprises in 1996 as Corporate Controller and served as Ferguson's Corporate Treasurer from 1999 to 2008. Mr. Witt joined the Bank in 2008 as an Executive Vice President to lead the Corporate Banking area. In 2012, he was promoted to Senior Executive Vice President and Chief Administrative Officer with executive responsibility for Commercial Lending, Treasury Services, Credit Administration, Finance, Human Resources and Old Point Mortgage, LLC. In 2015, Mr. Witt was promoted to Senior Executive Vice President and Chief Business Development Officer. His primary responsibilities include development of new business, oversight of fee based business and expanding lines of business. He is active in many civic and professional organizations in the community and serves on many of the Company's internal committees, as well as on the Trust Company Board. The Board feels that Mr. Witt's extensive financial education and experience make him an asset to the Company's Board.

            None of the directors currently serves, or has within the past five years served, as a director of any other company with a class of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934 (the Exchange Act), with the exception of Mr. Keefe, who served as a director of Somerset Hills Bancorp from 2009 to 2013.

            There are three family relationships among the directors and executive officers. Mr. Shuford, Sr.'s wife, who passed away in June 2016, and Dr. Schappert's wife were sisters. Mr. Shuford, Sr. is the father of Mr. Shuford, Jr. Mr. Ishon is the brother-in-law of Mr. Jordan, II. The Board does not believe that these family relationships are material to an evaluation of the ability or integrity of these individuals or their ability to act in an independent manner. The Board is not aware of any involvement in legal proceedings by any of the Company's directors, director nominee or executive officers that would be material to an evaluation of the ability or integrity of any director, director nominee or executive officer.

             In connection with the majority voting standard, the Board of Directors has adopted a Director Resignation Policy, under which an incumbent director who does not receive the required majority vote for re-election in an uncontested director election must submit a written offer of resignation to the Chairman of the Board of Directors promptly following the election. The Nominating and Corporate Governance Committee will then consider the offer of resignation and whether to recommend to the Board of Directors to accept or reject it, taking into account the Board of Directors' fiduciary duties to the Company and its stockholders. If a director's offer of resignation is rejected, the director will continue to serve on the Board of Directors until a successor is elected, or until the director's earlier resignation, removal from office or death. If a director's offer of resignation is accepted, the Board of Directors has the discretion to fill any resulting vacancy or decrease the number of directors, as allowed by the Company's bylaws. A director who submits an offer of resignation pursuant to this policy may not participate in the Board's or Nominating and Corporate Governance Committee's deliberations or voting regarding whether to accept or reject the offer of resignation.

The Board of Directors recommends that stockholders vote "FOR" the individuals nominated above to serve as Directors.

PROPOSAL TWO
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

Section 14A of the Exchange Act requires that the Company's stockholders have the opportunity to provide an advisory, non-binding vote to approve the Company's executive compensation as disclosed in this proxy statement pursuant to the SEC's compensation disclosure rules. Accordingly, the Company's stockholders are hereby given the opportunity to cast an advisory vote to approve or not approve the compensation of the Company's named executive officers as described below, by voting for or against this proposal.

The Compensation and Benefits Committee of the Board of Directors has designed the Company's executive compensation to motivate, attract and retain employees who play a significant role in the organization's current and future success. The Compensation and Benefits Committee and the Board structure executive compensation to motivate these employees to maximize stockholder value by achieving performance goals while limiting risk appropriately and maintaining the safety and soundness of the organization. For a full description of these executive compensation practices, please see the description provided under the heading "Executive Compensation," including the "Compensation Discussion and Analysis".

The Company believes that its executive compensation and compensation practices and policies are reasonable in comparison to its peer group, are focused on pay-for-performance principles, are strongly aligned with the long-term interest of stockholders and are necessary to attract and retain experienced, highly qualified executives important to the Company's long-term success and the enhancement of stockholder value. The Board of Directors believes that the Company's executive compensation achieves these objectives, and, therefore, recommends that stockholders vote "for" the proposal.

Because this vote is advisory, it will not be binding on the Board of Directors and will not be construed as overruling any decision made by the Board of Directors. The Compensation and Benefits Committee and the Board of Directors will take into account the outcome of this advisory vote when considering future executive compensation arrangements, but they are not required to do so.

Pursuant to the vote of our stockholders at the 2013 Annual Meeting of Stockholders, we will conduct an advisory and non-binding vote to approve the compensation of the Company's named executive officers on an annual basis. The next advisory and non-binding vote to approve the compensation of the Company's named executive officers will occur at the 2019 Annual Meeting of Stockholders.

The Board of Directors recommends that stockholders vote "FOR" this proposal to provide advisory approval of the compensation of the Company's named executive officers.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed Yount, Hyde & Barbour, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018. Yount, Hyde & Barbour, P.C. rendered audit services to the Company for the fiscal year ended December 31, 2017. These services consisted primarily of the examination and audit of the Company's financial statements, tax reporting assistance, and other audit and accounting matters. In the event that the appointment of Yount, Hyde & Barbour, P.C. is not ratified by stockholders at the Annual Meeting, the Audit Committee will consider making a change in the independent registered public accounting firm for 2019.

A representative of Yount, Hyde & Barbour, P.C. is expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from stockholders.

The Board of Directors recommends that stockholders vote "FOR" ratification of the appointment of Yount, Hyde & Barbour, P.C. as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2018.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Except as noted below, the following table sets forth certain information as of March 13, 2018, concerning the number and percentage of shares of the Company's common stock beneficially owned by each of the Company's directors and named executive officers, and by the Company's current directors and executive officers as a group. In addition, the table includes information with respect to persons known to the Company who own or may be deemed to own more than 5% of the Company's common stock as of March 13, 2018. Except as otherwise indicated, all shares are owned directly and the named person possesses sole voting and sole investment power with respect to all such shares.
Name	Number of Shares Beneficially Owned(1)	Percentage of Class Beneficially Owned (16)
Stephen C. Adams	5,396 (2)	*
James Reade Chisman	323,999 (3)(4)	6.46%
Russell Smith Evans, Jr.	16,463 (5)	*
Michael A. Glasser	3,390	*
Dr. Arthur D. Greene	13,810	*
John Cabot Ishon	48,661 (6)	*
William F. Keefe	5,100	*
Tom B. Langley	4,376	*
Dr. H. Robert Schappert	175,446 (7)	3.50%
Robert F. Shuford, Sr.	515,604 (3)	10.27%
Robert F. Shuford, Jr.	27,454 (8)	*
Ellen Clark Thacker	96,630 (9)	1.93%
Joseph R. Witt	8,840	*
Jeffrey W. Farrar	2,245 (10)	*
Laurie D. Grabow	529 (11)	*
Eugene M. Jordan, II	30,724 (12)	*
All directors & executive officers as a group (16 persons)	1,059,175	21.10%

5% Stockholders
Old Point Trust & Financial Services, N.A. 11780 Jefferson Avenue, Suite D Newport News, Virginia 23606	282,112 (13)	5.6%
James Reade Chisman 609 Washington Street Hampton, Virginia 23669	323,999 (3)(4)	6.5%
Robert F. Shuford, Sr. 1 West Mellen Street P.O. Box 3392 Hampton, Virginia 23663	515,604 (3)	10.3%
PL Capital Group 47 E. Chicago Avenue, Suite 328 Naperville, Illinois 60540	302,662 (14)	6.0%
FJ Capital Management, LLC 1313 Dolley Madison Blvd., Ste 306 McLean, Virginia 22101	303,790 (15)	6.1%
*Represents less than 1% of the Company's outstanding common stock.
(1)
For purposes of this table, beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Exchange Act under which, in general, a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days.

(2)	Includes 99 shares as to which Mr. Adams shares voting and investment power and 222 shares held by Mr. Adams's spouse, as to which Mr. Adams has no voting or investment power.
(3)
In their capacities as directors of VuBay Foundation, James Reade Chisman and Robert F. Shuford, Sr. and one other director of VuBay Foundation, each share with the other two directors voting and dispositive power with respect to 219,552 shares held by VuBay Foundation.

(4)
Includes 21,500 shares held by Mr. Chisman's spouse, as to which Mr. Chisman shares voting and investment power through a power of attorney and 17,468 shares held by Mountain Eagle Co., of which Mr. Chisman is President and has shared voting and investment power and includes 56,980 shares that are pledged as collateral.

(5)	Includes 7,088 shares held by Mr. Evans' spouse, as to which Mr. Evans has no voting or investment power.
(6)
Includes 7,500 shares as to which Mr. Ishon shares voting and investment power, and 15,210 shares held by Mr. Ishon's spouse, as to which Mr. Ishon has no voting or investment power. Also includes 101 shares held by Hampton Stationery, for which Mr. Ishon is President and has shared voting and investment power.

(7)	Includes 114,643 shares held in a trust for Dr. Schappert's spouse for which Dr. Schappert serves as co-trustee.
(8)
Includes 3,530 shares held by Mr. Shuford, Jr.'s spouse as custodian for their children under the Uniform Transfer to Minors Act and an additional 204 shares held by his spouse as to which Mr. Shuford, Jr. has no voting or investment power.

(9)	Includes 77,614 shares as to which Mrs. Thacker shares voting and investment power, and 831 shares as to which Mrs. Thacker has no voting or investment power.
(10)	Includes 2,245 restricted shares over which Mr. Farrar does not have investment power until such shares vest. Mr. Farrar has sole voting power with regard to these shares.
(11)
Mrs. Grabow retired from the Company on July 14, 2017. Includes 4 shares as to which Mrs. Grabow shares voting and investment power. Mrs. Grabow is included because she is still considered an NEO, even though she has left the Company. NEO status is based on executive officer status during previously completed fiscal year.

(12)
Includes 7,950 shares as to which Mr. Jordan, II shares voting and investment power and 1,062 shares held by Mr. Jordan, II's spouse, as to which Mr. Jordan, II has no voting or investment power. Also includes 1,464 shares held in a Trust for Mr. Jordan, II's spouse, as to which he has no voting or investment power.

(13)
According to information provided to the Company by the Trust Company, as of March 13, 2018, the Trust Company has shared voting power and no dispositive power with respect to 100,094 of these shares. The Trust Company has sole voting power and sole dispositive power with respect to 103,859 of these shares, but as a matter of state law, the Trust Company must refrain from voting such shares, and such shares will not be deemed to be outstanding and entitled to vote unless a co-fiduciary is appointed for the purpose of voting the shares. If any such co-fiduciary is appointed, the Trust Company would be deemed to share voting power with respect to the shares subject to the co-fiduciary appointment, and such shares would be deemed to be outstanding and entitled to vote. The 282,112 shares are held by the Trust Company as trustee of various trust accounts, of which no individual trust account beneficially owns more than 5% of the Company's outstanding shares.

(14)
Based solely on information as of March 16, 2016 contained in Amendment No. 2 to Schedule 13D (Schedule 13D/A) filed with the SEC on March 21, 2016 by the PL Capital Group and Mr. William F. Keefe. According to the Schedule 13D/A, as of March 16, 2016, PL Capital, LLC had shared voting and dispositive power with respect to 231,092 shares, Financial Edge Fund, L.P. had shared voting and dispositive power with respect to 141,669 shares, Financial Edge—Strategic Fund, L.P. had shared voting and dispositive power with respect to 64,211 shares, PL Capital/Focused Fund, L.P. had shared voting and dispositive power with respect to 25,212 shares, Goodbody/PL Capital, L.P. had shared voting and dispositive power with respect to 71,570 shares, Goodbody/PL Capital, LLC had shared voting and dispositive power with respect to 71,570 shares, PL Capital Advisors, LLC had shared voting and dispositive power with respect to 302,662 shares, John W. Palmer had shared voting and dispositive power with respect to 302,662 shares, Richard J. Lashley had shared voting and dispositive power with respect to 302,662 shares and Mr. Keefe had sole voting and dispositive power with respect to 2,000 shares (which is now 5,100 shares). According to the Schedule 13D/A, Mr. Keefe's 2,000 shares are not included in the amount reported in the table because the PL Capital Group disclaims beneficial ownership of those shares.

According to a Schedule 13F filed with the SEC on February 6, 2018 as of December 31, 2017, PL Capital Group had investment discretion with respect to 308,562 shares. As noted above, the Company entered into a Settlement Agreement with PL Capital Group on March 16, 2016. Among other things, the Settlement Agreement provides that, until its termination, the Company will nominate Mr. Keefe for election to the Board of Directors and solicit proxies for his election, and PL Capital Group and Mr. Keefe will (i) vote all their common stock of the Company in favor of each nominee and each proposal recommended by the Board of Directors and against each nominee and each proposal not recommended by the Board of Directors; and (ii) comply with the terms of customary standstill provisions.
(15)
Based solely on information as of December 31, 2017 contained in Amendment No. 1 to Schedule 13G filed with the SEC on February 14, 2018 by the FJ Capital Management, LLC. According to the Schedule 13G, FJ Capital Management, LLC has shared voting and dispositive power with respect to 303,790 shares, Financial Opportunity Fund, LLC has shared voting and dispositive power with respect to 249,426 shares, and Martin S. Friedman has shared voting and dispositive power with respect to 303,790 shares.

(16)	Based on 5,019,703 shares of common stock outstanding, which includes shares that are outstanding but not presently entitled to vote.

Corporate Governance and Board Leadership
The Board of Directors is the Company's governing body, elected by the stockholders, and responsible for hiring, overseeing and evaluating Management, in an effort to fulfill the Company's Strategic Plan, while balancing business risks. The Board has delegated various responsibilities and authority to different Board committees, which include the Executive Committee, Audit Committee, Directors Loan Committee, Compensation and Benefits Committee, Nominating and Corporate Governance Committee, and Board Risk Committee.

Management is charged with the day to day operations of the Company and its affiliates, with direction from the Board of Directors, and in a manner consistent with the Company's Strategic Plan and Code of Ethics. The Chief Executive Officer and Management are required to seek the advice and, at times the approval, of the Board with respect to extraordinary actions undertaken by the Company.

Mr. Shuford, Sr. holds the combined role of Chairman and CEO.  The Board believes Mr. Shuford, Sr. is best suited to lead the Company's execution of strategy considering his vast Company and industry knowledge.  The Board believes that the combined role of Chairman and CEO promotes strategy development and execution, and facilitates information flow between management and the Board, which are essential to effective governance.  Mr. Shuford, Sr. also serves as Chairman of the Bank Board of Directors. Robert F. Shuford, Jr. serves as President and CEO of the Bank, and Mr. Jordan, II serves as President and CEO of the Trust Company. The Board believes that this leadership structure is currently the most effective for the Company.

In addition, Dr. Greene serves as Chairman of the Independent Directors. He is a liaison between the Chairman and the Independent Directors and has the authority to call meetings of the Independent Directors and preside over executive sessions to discuss various matters, including director elections.   He participates in retaining consultants who report directly to the Board, assists the Board and Company officers in assuring compliance and implementation of governance principles, and advises the Independent Directors in fulfilling their roles.  As Chairman of the Compensation and Benefits Committee, he also oversees the process of hiring, firing, evaluating, and compensating the CEO.  Dr. Greene's professional background, experience and education make him instrumental in serving as Chairman of the Independent Directors for the Board of Directors. The Board periodically reviews its leadership structure to determine if it is still the most appropriate for the Company.

Board Role in Oversight of Risk

The Board of Directors has responsibility for oversight of the Company's risk. The Board of Directors manages risk through representative participation on the Company's committees. Minutes and reports of committee meetings are reviewed by the Board. Policies for all major risk areas are approved annually by the Board. Independent review and monitoring functions within the Company report to respective committees addressing areas of financial, liquidity, operational, credit, fiduciary, and compliance risks. Committees with a major role in risk oversight are the Audit Committee, Directors Loan Committee, Compensation and Benefits Committee, Strategic Planning Committee and Board Risk Committee.

The Audit Committee, composed of independent directors, oversees the Company's management of significant risks by reviewing the scope of work and reports from the Company's independent registered public accounting firm, internal audit, the independent loan review firm and the regulatory management function. The Audit Committee also reviews the scope of and reports, from the independent loan review firm.

The Directors Loan Committee analyzes lending activities, significant credits, and evaluates credit risk.

15

The Compensation and Benefits Committee assesses the fairness of, and the risks associated with, the compensation and benefits structure.

The Strategic Planning Committee evaluates global risks in the development of the Company's strategic plan.

The Board Risk Committee oversees the management of the Company's Enterprise Risk Management Program.

As circumstances warrant, the committees present reports to the Board of Directors regarding the respective committee's analysis of the risks and steps the committee recommends that the Board and management take to address these risks.

Board Committees and Attendance

            The Board of Directors is comprised of a majority of "independent directors," as defined by the listing standards of the NASDAQ Stock Market. Independent Directors do not receive consulting, legal or other fees from the Company other than Board and committee compensation. Although companies affiliated with certain of these directors provide goods and services to the Company, the Board of Directors has determined in accordance with the NASDAQ listing standards that these Independent Directors have no relationships with the Company that would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director. The Independent Directors are Messrs. Adams, Chisman, Evans, Glasser, Keefe, Langley, Dr. Greene and Mrs. Thacker.

            The Board reviews each director's independence status on an annual basis to ensure compliance with NASDAQ listing standards. In addition to reviewing the relationships and transactions disclosed under "Compensation and Benefits Committee Interlocks and Insider Participation" and under "Interest of Management in Certain Transactions" below, the Board also considered the relationships discussed below in determining each director's independence status.

The Board considered the relationship between the Company and the law firm of Glasser & Glasser, of which Mr. Glasser is a partner, which law firm received fees of approximately $6,000 for performance of legal services for one of the Company's subsidiaries in 2017. The Board also considered the relationship of Mr. Glasser and Crown Center Associates LLC with the Company (discussed under "Interest of Management in Certain Transactions"). The Board has determined that these relationships do not interfere with Mr. Glasser's ability to act in an independent manner.

            During 2017, there were 13 meetings of the Board of Directors of the Company. Each director attended at least 75% of all meetings of the Board and committees on which he or she served.

            The Independent Directors also met in regularly scheduled executive sessions in January, March, June, and December of 2017.

            The Company has not adopted a formal policy on Board members' attendance at its annual meetings of stockholders, although all Board members are invited and encouraged to attend and, historically, most have done so. All 13 Board members attended the Company's 2017 Annual Meeting.

            The Board of Directors of the Company has standing Executive, Audit, Compensation and Benefits and Nominating and Corporate Governance Committees.

                Executive Committee. Current members of the Executive Committee are Messrs. Shuford, Sr. (Chairman), Shuford Jr., Glasser, Dr. Greene and Mrs. Thacker. The Executive Committee serves in an advisory capacity, reviewing matters and making recommendations to the Board of Directors. The Executive Committee met four times in 2017.

Compensation and Benefits Committee. Current members of the Compensation and Benefits Committee are Dr. Greene (Chairman), Messrs. Chisman, Evans, Keefe and Mrs. Thacker. The Board of Directors has determined that the members of the Committee are "independent directors" (within the meaning of Rule 5605(a) (2) of the NASDAQ Listing Rules). In addition, no Committee member is a current or former employee of the Company or any subsidiary or affiliate. While the Committee members are not required to have certain qualifications or special knowledge, they each have held or currently hold high-level management and employee supervisory positions in their respective fields that include duties relating to compensation of employees at multiple levels.

The Committee reviews and recommends compensation adjustments for all exempt employees (including senior management) and compensation arrangements for the Board of Directors. The Committee submits its recommendations to the full Board for final approval. The Committee met four times in 2017. The dates, meeting times and agenda items for committee meetings are set in accordance with the subject matter to be discussed and are determined by the Committee Chairman and the Human Resources Director. The Committee also administers the Old Point Financial Corporation 2016 Incentive Stock Plan (the Incentive Stock Plan).

The Compensation and Benefits Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Compensation and Benefits Committee Charter is posted on the Company's website of www.oldpoint.com under the "Community" link, then the "Investor Relations" link and then under the "Governance Documents" link.

Audit Committee. Current members of the Audit Committee are Mrs. Thacker (Chairman), Messrs. Adams, Evans, Keefe and Dr. Greene. The Board of Directors has determined that all of the members of the Audit Committee satisfy the independence and financial literacy requirements for audit committee members under the NASDAQ listing standards and applicable SEC regulations. In addition, at least one member of the Audit Committee has past employment experience in finance or accounting or comparable experience which results in the individual's financial sophistication. The Board of Directors has also determined that Mr. Adams qualifies as an "audit committee financial expert" within the meaning of applicable regulations of the SEC promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The Audit Committee assists the Board in its financial reporting oversight duties, internal controls, audit function, whistleblower policy, and other matters relating to corporate governance. The Audit Committee is responsible for the appointment, compensation, and oversight of the work of the Company's independent registered public accounting firm. The Audit Committee reviews on a regular basis the work of the Company's internal audit department, regulatory compliance function, and loan review department. It also reviews and approves the scope and detail of the continuous audit program, which is conducted by the internal audit staff to protect against improper and unsound practices and to furnish adequate protection for all assets and records. During 2017, the Audit Committee met four times.

The Audit Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Audit Committee Charter is posted on the Company's website of www.oldpoint.com under the "Community" link, then the "Investor Relations" link and then under the "Governance Documents" link.

Nominating and Corporate Governance Committee. Current members of the Nominating and Corporate Governance Committee are Dr. Greene (Chairman), Messrs. Adams and Glasser and Mrs. Thacker, each of whom is "independent" for this purpose according to NASDAQ listing standards. The Nominating Committee was formed in 2016 and, in early 2018, was renamed the Nominating and Corporate Governance Committee to address the Board's corporate governance duties. The Nominating and Corporate Governance Committee operates under a written charter adopted by the Board of Directors. The Committee reviews and reassesses the charter annually and recommends any changes to the Board for approval. The Nominating and Corporate Governance Committee Charter is posted on the Company's website of www.oldpoint.com under the "Community" link, then the "Investors Relations" link and then under the "Governance Documents" link. During 2017, the Nominating and Corporate Governance Committee did not meet.

The Nominating and Corporate Governance Committee is responsible for, among other things:

•	developing and recommending to the Board criteria for the selection of new directors and recommending to the Board nominees for election as directors and appointment to committees;
•	developing, recommending modifications to, and monitoring and enforcing compliance with our corporate governance practices, including our Board Code of Ethics and other policies and procedures;
•	advising the Board on corporate governance matters, including as appropriate obtaining updates on corporate governance developments from professional advisors.

A formal Board evaluation covering Board operations and performance is conducted annually by the Committee to enhance Board effectiveness.  Results are considered by the full Board.  In addition, the following Board committees conduct an annual self-evaluation: Audit, Compensation and Benefits, and Nominating and Corporate Governance.

The Committee annually reviews with the Board the experience, qualifications, attributes and/or skills required of directors. This review includes an assessment of independence, diversity, age, skills, experience and industry backgrounds in the context of the needs of the Board and the Company, as well as the ability of current and prospective directors to devote sufficient time to performing their duties in an effective manner.  Directors are expected to actively participate in Board discussions and exemplify the highest standards of personal and professional integrity.  In particular, the Committee seeks directors with established strong professional reputations and expertise in areas relevant to the strategy and operations of our businesses.

While the Company does not have a formal diversity policy for the selection of directors, as a matter of practice, the Committee considers diversity in the context of the Board as a whole and takes into account diversity, which may include personal characteristics (such as gender, ethnicity or age) and experience (such as industry, professional or public service) of current and prospective directors, when selecting new directors to facilitate Board deliberations that reflect a broad range of viewpoints.  The Committee's charter gives it responsibility to develop and recommend criteria for the selection of new directors to the Board, including but not limited to diversity, age, skills, experience, time availability and such other criteria as the Committee shall determine to be relevant at the time.  In addition, the Committee seeks director candidates that will result in the Board of Directors consisting of a majority of "Independent Directors" at all times.

The Committee considers candidates for Board membership recommended by its members and other Board members, as well as by management and stockholders.  While there are no formal procedures for stockholders to submit director candidate recommendations, the Nominating and Corporate Governance Committee will consider candidates recommended in writing by stockholders entitled to vote in the election of directors. Such written submissions should include the name, address, and telephone number of the recommended candidate, along with a brief statement of the candidate's qualifications to serve as a director. All such stockholder recommendations should be submitted to the attention of the Company's Secretary at the Company's principal office located at 1 West Mellen Street, Hampton, Virginia 23663 and must be received by January 2, 2019 to be considered by the Committee for the next annual election of directors. Any director candidate recommended by a stockholder will be reviewed and considered by the Committee in the same manner as all other director candidates based on the qualifications described in this section.  From time to time the Nominating and Corporate Governance Committee may also engage a third-party search firm to identify prospective Board members.

In addition to recommending to the full Board whether or not current directors should be nominated for re-election, the Nominating and Corporate Governance Committee also identifies new candidates in the event of a vacancy on the Board. The Committee identifies potential director candidates from a variety of sources, including management, consultants and other individuals likely to possess an understanding of the Company's business and knowledge of suitable candidates. The Committee evaluates the experience, qualifications, attributes and skills of candidates for membership to the Board of Directors. Following this evaluation process, candidates are recommended by the Committee for nomination by the full Board of Directors. The full Board then selects nominees to recommend to the Company's stockholders in the annual election process or appoints new directors to serve until the next annual election.

Compensation and Benefits Committee Interlocks and Insider Participation

Current members of the Compensation and Benefits Committee are Dr. Greene (Chairman), Messrs. Chisman, Keefe, Evans, and Mrs. Thacker. None of these individuals is or has been an officer or employee of the Company or any of its affiliates. Furthermore, none of the Company's executive officers has served on the board of directors or compensation committee of any company of which an executive officer of such company served as a director of the Company or as a member of the Compensation and Benefits Committee.

During 2017 and through the present time, there have been transactions between the Company's banking subsidiary and certain members of the Compensation and Benefits Committee or their associates, all consisting of extensions of credit by the Bank in the ordinary course of business. Each transaction was made on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with other unrelated persons. In the opinion of management, none of these transactions involved more than the normal risk of collectability or presented other unfavorable features.

DIRECTOR COMPENSATION

In February 2017, the Committee engaged Pearl Meyer & Partners (Pearl Meyer) to conduct a comprehensive competitive market assessment of the Company's non-employee director compensation program. Pearl Meyer concluded that the Company's non-employee director compensation was well below the 50th percentile of the peers reviewed and, therefore, recommended increases in director compensation for 2017. The fees paid in cash were for non-employee director attendance at Board meetings and committee meetings. In addition, each non-employee director was paid an annual retainer fee. Non-employee directors of the Bank and Trust Company receive $600 and $350, respectively, for each Board meeting they attend. The non-employee directors of the Bank and Trust Company receive $200 for each committee meeting they attend except for the Bank's Investment Committee, the Nominating and Corporate Governance Committee and the Trust's Marketing Committee meetings for which members receive $150 and the Bank's Director's Loan Committee, Compensation and Benefits Committee and the Audit Committee meetings for which members receive $300. Effective in June 2017, non-employee directors of the Bank and Trust Company receive an annual retainer fee of $12,000 and $4,000, respectively. In addition, the Chairman of the Audit Committee receives an additional $3,000 and the Chairman of the Trust Company Board receives an additional $2,000, the Lead Director of the Bank Board receives an additional $10,000 annual retainer, and the Chairman of the Directors Loan Committee receives an additional $1,000 retainer. Non-employee directors are eligible to receive equity compensation awards under the Incentive Stock Plan. The Committee anticipates awarding equity compensation to non-employee directors in 2018. The Company reimburses travel, lodging and meal expense for all directors living outside of Virginia to attend Board and Committee meetings. The Company also pays for all directors and their spouses to attend Board seminars. None of the directors received perquisites or other personal benefits in excess of $10,000 in 2017. The Compensation and Benefits Committee considers Board compensation on an annual basis in most years based on an informal survey of board compensation paid by peer financial institutions. Any recommendations for changes in Board compensation are generally made by the Compensation and Benefits Committee and presented to the full Board for approval, except for the approval of the 2017 non-employee director compensation structure, which was approved by the Board based on a joint recommendation of the Chairman of the Compensation and Benefits Committee and the Chairman of the Board following a review by the Compensation and Benefits Committee.

The following table provides compensation information for the year ended December 31, 2017 for each non-employee member of the Company's Board of Directors.
Director Compensation
Fiscal 2017
Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Stephen C. Adams	$20,950	--	--	--	--	--	$20,950
James Reade Chisman	$28,650	--		--	--	--	$28,650
Russell Smith Evans, Jr.	$26,700	--		--	--	--	$26,700
Michael A. Glasser	$21,100	--		--	--	--	$21,100
Dr. Arthur D. Greene	$44,150	--		--	--	--	$44,150
John Cabot Ishon	$38,600	--		--	--	--	$38,600
William F. Keefe	$20,600	--		--	--	--	$20,600
Tom B. Langley	$21,350	--		--	--	--	$21,350
Dr. H. Robert Schappert	$28,900	--		--	--	--	$28,900
Ellen Clark Thacker	$32,250	--		--	--	--	$32,250

(1)
Robert F. Shuford, Sr., the Company's CEO, Robert F. Shuford, Jr., the Bank's President and CEO, and Joseph R. Witt, the Bank's SEVP/CBDO are not included in this table as they are employees of the Company and the Bank and do not separately receive compensation for their Board service. Their compensation is reported in the Summary Compensation Table on page 30.

Stockholder Communications with the Board of Directors

The Company provides an informal process for stockholders to send communications to the Board of Directors. Stockholders who wish to contact the Board of Directors or any of its members may do so by addressing their written correspondence to Old Point Financial Corporation, Board of Directors, c/o Corporate Secretary, P.O. Box 3392, Hampton, Virginia 23663 or gjordan@oldpointtrust.com. Correspondence directed to an individual Board member will be referred, unopened, to that member. Correspondence not directed to a particular Board member will be referred, unopened, to the Chairman of the Board.

Interest of Management in Certain Transactions

Some of the Company's directors, executive officers, and members of their immediate families, and corporations, partnerships and other entities of which such persons are officers, directors, partners, trustees, executors or beneficiaries, are customers of the Bank. All loans and commitments to lend to such individuals were made in the ordinary course of business, upon substantially the same terms, including interest rates and collateral and repayment terms, as those prevailing at the time for comparable transactions with other unrelated persons and in the opinion of management did not involve more than normal risk of collectability or present other unfavorable features.  Pursuant to the Company's written Insider Policy, all directors and executive officers (including named executive officers), who have any direct or indirect financial or other interest in any business that competes with, supplies goods or services to, or is a customer of the Company or the Bank, in an amount greater than $25,000 or aggregate business dealings with the Company or the Bank greater than $120,000 per calendar year are considered significant and must be submitted to the Board of Directors for approval. Directors and executive officers are expected to make reasoned and impartial decisions in the workplace. As a result, approval of the proposed business is denied if the Board believes that the director's or executive officer's interest in such business could influence decisions relative to the Company's business, or have the potential to adversely affect the Company's business or the objective performance of the director's function or executive officer's work. The Board of Directors is responsible for overseeing compliance with the Insider Policy.

Mr. Glasser is a partner of the law firm of Glasser & Glasser, which received fees of approximately $6,000 for performance of legal services for one of the Company's subsidiaries in 2017. Mr. Glasser is also a managing partner of CCA Managing Co. LLC, which is the managing partner of Crown Center Associates LLC (Crown Center Associates). The Bank has a lease with Crown Center Associates for one of its branches. The original lease was a ten-year lease signed August 16, 2000 (eight years prior to Mr. Glasser joining the Company Board) with two five-year renewal periods. Approximately 27% of Crown Center Associates is owned by Michael A. Glasser Family LLC. Richard S. Glasser is the brother of Michael A. Glasser and 10% owner of Richard S. Glasser Family LLC, which owns 50% of Crown Center Associates. In 2015, the lease was renewed for an additional five-year term from December 1, 2015 to November 30, 2020. The aggregate amount due from the Bank to Crown Center Associates on the renewed lease is $394,000 from December 1, 2015 through its expiration date of November 30, 2020. The dollar amount of Mr. Michael Glasser's interest in the renewed lease when aggregated with the interests of these family businesses is approximately $197,000. Mr. Michael Glasser did not participate in the negotiation or approval of the renewal of the lease.

The relationships of Mr. Glasser with the Company and the lease disclosed above and under "Board Committees and Attendance" were approved by the Board of Directors pursuant to the Insider Policy.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

Overview of Compensation Program

The Compensation and Benefits Committee (for purposes of this discussion, the Committee) of the Board of Directors has responsibility for establishing, implementing and monitoring adherence with the Company's compensation philosophy. The Committee ensures that the total compensation paid to the Company's executive management is fair and reasonable.

Throughout this proxy statement, the individuals who served as the Company's Chief Executive Officer (CEO) and Chief Financial Officer (CFO) during 2017, as well as the other executive officers included in the Summary Compensation Table on page 30, are referred to as the named executive officers or NEOs. The Company's senior management includes its NEOs.

General Philosophy

The Company compensates its senior management through a mix of base salary, bonus and, in some years, equity compensation, designed to motivate, attract and retain executive talent, consistent with pay-for-performance principles, and to align management's incentives with the long-term interests of stockholders, while limiting risk appropriately and maintaining the safety and soundness of the organization. The process of determining compensation consists of establishing targeted overall compensation for each senior manager and then allocating that compensation between base salary and incentive compensation. At the officer level, the Committee designs the incentive compensation to reward company-wide performance. Beginning in 2015, the Committee made bonus awards contingent on achievement of a minimum budgeted net income goal in order to establish an incentive target opportunity for each participant under the Old Point Financial Corporation Incentive Compensation Plan (the Incentive Plan). After each participant's incentive target opportunity is established, awards will be determined following the end of the plan year based on the performance of the Company and, for employees who are not NEOs, individual/team performance against established goals. Awards under the Incentive Plan for NEOs will be tied solely to Company performance. In 2016, stockholders approved the Incentive Stock Plan. Under the Incentive Stock Plan, the Committee has the ability to award equity compensation in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and performance units to key employees in its discretion. In 2017, one award was granted to the Company's CFO in connection with his hiring. The Committee anticipates beginning to award equity compensation to other key employees in 2018. Generally, the types of compensation and benefits provided to the Company's senior management are intended to be similar to those provided to other executive officers in comparable institutions in Virginia. The Committee believes it is important to have the most capable managers in place and that it would be a disservice if executives were not adequately rewarded.

2017 Say on Pay Vote

In connection with the 2017 Annual Meeting, the Company asked its stockholders to approve the compensation of the Company's named executive officers as disclosed in the proxy statement. Although the advisory vote on executive compensation was non-binding, the Committee considered the outcome of this vote when making subsequent compensation decisions for the CEO and other executive officers. At the Company's 2017 Annual Meeting held on May 23, 2017, approximately 95% of the stockholders who voted on the "say-on-pay" proposal approved the compensation of the Company's named executive officers, while approximately 5% voted against. In light of such strong stockholder support, the Committee did not make any significant changes to the Company's executive compensation practices in 2017 or 2018 compared to 2016.

Board Process

Compensation adjustments and monetary awards to executive officers are recommended by the Committee for approval by the full Board of Directors, which makes the final decisions. Mr. Shuford, Sr., CEO (Company), hereafter referred to as CEO, Mr. Shuford, Jr., President and CEO (Bank) and Mr. Witt, SEVP/CBDO (Bank), all of whom serve on the Company's Board of Directors, are not present during deliberations or voting with respect to their compensation.

Generally, on its own initiative, the Committee reviews the individual performance for the CEO and the President and CEO (Bank), and following discussions with those individuals, recommends their compensation levels to the full Board of Directors (excluding the CEO and the President and CEO (Bank)). For the remaining NEOs, the CEO and the President and CEO (Bank) make recommendations to the Committee that generally, with minor adjustments, are accepted by the Committee and presented to the full Board of Directors for approval annually during the month of March.

In years when it grants equity compensation to executive officers, the Committee approves equity grants to the CEO based on the Committee's evaluation of his performance and to other executive officers based on the recommendation of the CEO. Under the Incentive Stock Plan, equity-based awards and any related performance goals for NEOs will be determined by the Committee, which is composed entirely of "independent directors."

The Committee, from time to time, engages Pearl Meyer to assist the Committee in revising the Company's compensation for officers and directors. In February 2017, the Committee engaged Pearl Meyer to conduct a comprehensive competitive market assessment of the Company's executive and non-employee director compensation programs.

Pearl Meyer does not provide any consulting services to the Company other than in connection with executive and non-employee director compensation advice, and it maintains no other economic relationship with the Company. The Committee assessed the independence of Pearl Meyer pursuant to SEC and NASDAQ rules and concluded that the advice it receives from Pearl Meyer is objective and not influenced by other relationships that could be viewed as conflicts of interest.

Targeted Overall Compensation

To assist in establishing the aggregate level of compensation that the Company would pay, the Committee utilized a peer group analysis prepared by Pearl Meyer of 21 Mid-Atlantic banks with assets ranging from $375 million to $1.5 billion. Generally, targeted overall compensation correlates to what these financial institutions would offer individuals to fill executive management positions with similar skills and backgrounds to those the Company employs. Additionally, total compensation is established relative to the Company's performance and internal/external peer comparisons.

Based on the peer compensation analysis and review of Company and individual performance during 2016, the targeted overall cash compensation of the CEO in 2017 was established at $300,000. This level of compensation is below the $339,000 average peer group CEO cash compensation levels of the Company's peer institutions. While the Company's long-term goal is to bring the CEO's compensation level more in line with the average compensation levels of chief executive officers of the Company's peer institutions, no such change was made for 2017 as the Company's performance has not warranted this action.

The Committee follows a similar process with respect to establishing targeted overall compensation for the other NEOs. While the Committee considers the peer compensation analysis, the responsibilities of the Company's NEOs vary widely and the direct comparisons with the peer group are less helpful. Based upon the Committee's review of the peer compensation analysis and review of Company and individual performance during 2017, the Committee set the overall targeted compensation for the other NEOs at levels that are in the mid-range for positions among the peer group with similar scope of responsibility and required skill level.

Allocation Among Components

Under the Company's 2017 compensation structure, which did not include equity compensation (except as noted below), the approximate mix of base salary, incentive compensation and equity compensation was, as follows:

	Base Salary	Incentive Compensation	Equity Compensation
Chief Executive Officer	92%	8%	0%
President & CEO (Bank)	92%	8%	0%
President & CEO (Trust)	92%	8%	0%
Executive Vice Presidents(1)	92%	8%	0%
(1)
One restricted stock award with a grant date fair value of $75,432 was awarded to the CFO on July 11, 2017 in connection with his hiring. The shares were granted under the Company's Incentive Stock Plan, and the grant date fair value of the restricted stock was calculated in accordance with ASC Topic 718 and based on the closing price of the Company's common stock on the grant date.

In allocating compensation among base salary, annual bonus compensation and equity compensation, the Committee believes that the compensation of senior-most levels of management should begin with a base level. Bonuses and equity compensation, in years when such are granted, are generally awarded based on Company performance and are designed to encourage good behavior and best practices. Base salaries generally represent a large portion of the executive officers' total cash compensation and are generally considered to be average relative to the Company's peer financial institutions. Base salaries are also based on individual performance components.

The Committee believes that the top levels of management have the greatest ability to influence Company performance. Therefore, the Committee bases annual bonus compensation on Company performance. When the Company's performance is above budgeted goals, the top levels of management are rewarded. Likewise when the Company's performance does not meet budgeted expectations, the top levels of management receive a lower or no bonus.

In 2017, except for the restricted stock award granted to the CFO in connection with his hiring, the overall compensation for executives did not include equity compensation awards because the Company's former Stock Option Plan expired in 2008, and the Committee did not award any equity compensation under the newly-approved Incentive Stock Plan during 2017. Under the Incentive Stock Plan, the Committee has the ability to award equity compensation in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and performance units to key employees in its discretion. The Committee anticipates beginning to award equity compensation to key employees in 2018.

Base Salaries

The Committee strives to provide executive management with a fair and reasonable level of assured cash compensation in the form of base salary given their professional status and accomplishments. The Company has a compensation structure with salary ranges for management including the CEO and other executive managers. These ranges are based on the peer compensation analysis discussed above. The last adjustments to the ranges were made in March 2016 in an effort to remain fair and reasonable within the Company's marketplace. The structure is designed to recruit and retain qualified personnel and is reviewed on an annual basis by the Committee to determine if adjustments to the ranges are appropriate. For 2017, the base salary ranges used for setting salaries were $230,000 to $375,000 for the CEO and from $161,000 to $256,000 for the other NEOs.

Each March, the Committee recommends the base salary of the CEO within the established range to the Board of Directors. Within this range, the CEO's base salary is determined using the peer compensation analysis in addition to the CEO's individual and Company performance during the prior year. The base salary of the CEO as of April 1, 2017 was $300,000 and through mutual agreement has remained unchanged since 2009. This is to better align with the compensation survey.

For the executive officers other than the CEO, each March the Committee recommends the executive's base salary within the established range to the Board of Directors, based on the recommendation of the CEO, President & CEO (Bank), and President & CEO (Trust). The base salaries of other officers including the other executive officers are determined using the peer compensation analysis in addition to the officer's individual performance during the prior year and the Company's performance during the prior year, based on the same performance objectives used for the CEO.

The base salary of the President and CEO (Bank) was increased to $330,000 in 2017. The CFO's salary was established at his June 1, 2017 hire date.  The SEVP/CBDO's salary was increased to $297,030 and President and CEO (Trust)'s salary was increased to $190,000 in 2017.  These increases reflect a standard merit increase.

Bonuses

In 2015, the Committee believed that the annual bonus compensation plan for the CEO and the bonus plan for the other executive officers needed revision. On March 10, 2015, the Board of Directors upon recommendation of the Committee approved the Incentive Plan for the Company's exempt employees that are at officer level 2 and above, which includes all of the named executive officers.

The Incentive Plan is designed to motivate and reward Participants for the achievement of fiscal year financial and non-financial objectives that directly contribute to the success of the Company. The Incentive Plan provides for the potential payment of annual cash bonus awards to designated exempt employees of the Company and its subsidiaries (Participants) based on the achievement of Company and, in the case of employees below officer level 5, individual and team performance goals established by the Committee or CEO, as appropriate, for each plan year.

Under the Incentive Plan, at the beginning of each plan year, the Committee, upon the recommendation of the CEO, will approve Participants for the year. The Committee or the CEO, as appropriate, will also establish target bonus amounts and performance goals and weighting for the determination of bonus awards for each Participant for the year. Following the end of each year, the Committee, upon the recommendation of the CEO, will review Company and where applicable, individual and team performance against the established goals and determine the cash bonus award earned by each Participant, if any. Bonuses earned under the Incentive Plan are paid in cash during the first quarter following the end of each plan year.

The target bonus amounts and performance goals and weightings for a plan year will not be the same for all Participants, but the primary Company performance goal under the Incentive Plan will be the Company's budgeted amount for net income for the year.

To ensure dollars are available based on performance to fund the Incentive Plan, the Company must achieve a threshold (minimum) level of budgeted net income each year to formally fund the Incentive Plan. If the threshold level of budgeted net income is not achieved, the plan will not activate. However, the Committee has the ability to make discretionary awards to key performers if the plan does not activate. The Committee also has discretion to modify, increase or eliminate awards based on any positive or negative business factors.

Each year, a Participant will be eligible to earn a cash bonus award consisting of a target base bonus award that may be increased or decreased based on the Company's net income for the plan year as well as Company and, in the case of employees below officer level 5, individual and team performance against other established goals. The target bonus amounts will be equal to a percentage of the Participant's base salary actually earned during the plan year. The threshold is the amount received if 60% of the objectives are met. The maximum is the amount received if all objectives are exceeded and reach the maximum level of performance allowed by the plan's design.

In order to pay incentive awards at the target level, the Company must achieve its budgeted net income goal for the year. If net income does not reach that level, each Participant's incentive target opportunity will be reduced in accordance with a matrix approved by the Committee for the year. If net income exceeds the target each Participant's incentive target opportunity will be adjusted higher in accordance with the matrix. No adjustments are made based on performance in between performance levels in the matrix. Incentive target opportunities will not adjust upward until the next performance level is achieved.

Actual awards can range from 0% to 150% of the adjusted target depending on performance. Threshold (i.e., minimum acceptable) performance will pay out at 50% of target and achieving stretch (i.e., superior) performance can result in awards up to 150% of target. For example, if a Participant's adjusted target incentive opportunity is 4.00%, the threshold payout opportunity would be 2.00% (4% * 50%) and the stretch/maximum payout opportunity would be 6% (4% *150%).

 Incentive awards for officers in officer level 5 and 6, which includes all the NEOs, are tied to only Company performance and are not adjusted for individual performance.

The Incentive Plan also contains a clawback provision, providing that in the event the Company is required to prepare an accounting restatement due to error, omission or fraud, each executive officer may be required to reimburse the Company for part or the entire incentive award received.

For 2017, each of the Company's NEOs was a Participant in the Incentive Plan, except for Mrs. Grabow, who was no longer eligible to participate in the Incentive Plan in connection with her retirement.  The target bonus amounts for each of the other NEOs for 2017 was 9% of annual base salary earned.  For the CFO, the annual bonus was guaranteed at 9% of salary, prorated for time employed in 2017.

For 2017, the budgeted net income goal was $4.8 million. The minimum level of net income required to fund the Incentive Plan for 2017 was 90% of budgeted net income goal, which would result in an adjusted threshold payout opportunity of  4.50% of annual base salary. In order to payout incentives at target, the Company would need to achieve its budgeted net income goal. In order to payout incentives at the maximum level at least 120% of the budgeted net income goal must be achieved, which would result in an adjusted maximum payout opportunity of 13.5% of annual base salary earned for 2017.

The 2017 target bonuses and performance goals for the Company's named executive officers were based on achieving the budget goals for the following performance measures:

•	Return on Average Assets	(weighting 50%)
•	Net Non-Interest Expense to Average Assets	(weighting 25%)
•	Non-performing Assets to Total Assets	(weighting 25%)

The target goal, the actual outcome and the achievement level for each of these performance measures for 2017 were as follows:

Performance Measurement	Goal	Actual	Achievement Level
Return on Average Assets	0.48%	0.00%	Below Threshold
Net Non-interest Expense to Average Assets	2.44%	2.76%	Below Threshold
Non-performing assets to Total Assets	0.68%	1.64%	Below Threshold

The Company's net income for 2017 fell below the 90% minimum level of net income required to fund the Incentive Plan for 2017.

As noted above, under the Incentive Plan, the Committee has the ability to make discretionary awards to key performers if the Plan does not activate. The Board realized during 2017 that the threshold level of budgeted net income would not be achieved due to certain unanticipated events related to the pension plan termination, tax adjustment associated with The Tax Cuts and Jobs Act, and merger expenses associated with the pending acquisition of Citizens National Bank that affected net income. Accordingly, the Incentive Plan did not activate for 2017. The Committee established a discretionary incentive amount in order to award individuals who directly contributed to the success  of the Company in 2017. The Committee approved a  bonus to five of the six NEOs from the discretionary incentive amount. The individual amounts awarded to the five NEOs are detailed in Summary Compensation Table on page 30.

Long Term Incentive Compensation

Historically, the Company's primary form of long term incentive compensation was incentive stock options. As of December 31, 2017, the Company had no outstanding incentive stock option awards to its NEOs. No incentive stock options were granted from 2008 through 2017 because the Stock Option Plan expired on March 9, 2008. Stock options under the Stock Option Plan that were outstanding on March 9, 2008 remained outstanding in accordance with their terms, but no new awards could be granted under the plan after March 9, 2008.

On May 24, 2016, the Company's stockholders approved the Incentive Stock Plan. The Incentive Stock Plan permits the issuance of up to 300,000 shares of common stock for awards to key employees and non-employee directors of the Company and its subsidiaries in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and performance units. With respect to executive compensation, the purpose of the Incentive Stock Plan is to promote the success of the Company by providing greater incentive to key employees to associate their personal interests with the long-term financial success of the Company and its subsidiaries and with growth in stockholder value, consistent with the Company's risk management practices. The Incentive Stock Plan is designed to provide flexibility to the Company in its ability to motivate, attract, and retain the services of key employees and non-employee directors. In 2017, one award was granted to the Company's CFO in connection with his hiring and is included in the compensation tables below. The Committee anticipates beginning to award equity compensation to other key employees in 2018.

Employment Agreements

Prior to February 2018, the Company did not have any employment agreements with its NEOs. Therefore, their severance pay was determined on a case-by-case basis by Management and the Board of Directors. For a discussion of severance pay for Mrs. Grabow in connection with her retirement, see "Grabow Early Retirement Agreement" on page 28.

On February 22, 2018, the Company and the Bank entered into employment agreements with Mr. Shuford, Jr., Mr. Farrar and Mr. Witt. The Company and the Trust (the Trust Company, and together with the Company and the Bank, as applicable, the Employer) also entered into an employment agreement with Mr. Jordan, II (collectively, the Agreements). The Agreements are effective as of February 22, 2018 (the Effective Date), and the terms of the Agreements are substantially similar to each other, except as described below.

The Agreements provide for an initial 3-year term for Messrs. Shuford, Jr. and Jordan, II and an initial 2-year term for Messrs. Farrar and Witt, each beginning on the Effective Date, unless earlier terminated under the provisions of the Agreements. The Agreements will automatically renew for 3-year terms for Messrs. Shuford, Jr. and Jordan, II and for 2-year terms for Messrs. Farrar and Witt, beginning on the first anniversary of the Effective Date, unless the Agreements expire or are previously terminated or the Bank (or the Trust Company for Mr. Jordan, II) or the NEO gives written notice of non-renewal at least 60 days prior to the renewal date.
Under the Agreements, Mr. Shuford, Jr.'s annual base salary will be at least $330,000; Mr. Farrar's annual base salary will be at least $285,000; Mr. Witt's annual base salary will be at least $297,030; and Mr. Jordan, II's annual base salary will be at least $190,000, subject to periodic review by the Company's Board (or its designee). Each NEO will be eligible to participate in the Incentive Plan, or any successor plan applicable to executives, and to receive equity-based or other awards granted under any equity plan established by the Company, in accordance with the terms of such plans, and as the Compensation and Benefits Committee may determine in the case of equity plan awards. In addition to any clawback provisions included in any cash or equity incentive plan or individual award agreement, the Agreements provide for the clawback of incentive compensation received from the Employer, including both equity and cash compensation, to the extent of any determined excess payment, in the event the Company is required to prepare a restatement of its financial results to correct an error that is material to previously issued financial statements and the result of which is that such incentive compensation paid would have been a lower amount had it been calculated based on such restated results or to the extent otherwise required by federal or state law or applicable regulation or stock exchange requirement.
Under the Agreements, each NEO will also be eligible to participate in any benefit plans offered by the Employer to senior executives, including, without limitation, group medical insurance and a deferred compensation plan. The Bank (or the Trust Company for Mr. Jordan, II) will pay each NEO's monthly social dues for any approved country club.
Under the Agreements, each NEO's employment may be terminated by the Employer with or without Cause (as defined in the Agreements), or the NEO may resign for or other than for Good Reason (as defined in the Agreements). If the NEO's employment is terminated without Cause or the NEO resigns for Good Reason, the NEO will be entitled to receive any unpaid base salary through the date of termination; any annual incentive compensation earned during the calendar year preceding the calendar year of termination but not yet paid; and any benefits or awards vested, due and owing pursuant to the terms of any other plans, policies or programs (collectively, the Accrued Obligations) and certain other severance benefits as described below.

The Agreements provide that Messrs. Shuford, Jr. and Jordan, II will each be entitled to severance equal to 24 months of his base salary in effect at the time of termination plus 2 times the average of his annual bonuses payable for the 2 calendar years preceding the calendar year in which the termination occurs, in each case paid in equal installments over 24 months, and a lump sum payment equal to 24 times the monthly rate of the Bank's (or the Company's for Mr. Jordan, II) subsidy for coverage of medical, dental and vision benefits in effect on the date of termination. The Agreements provide that Messrs. Farrar and Witt will each be entitled to severance equal to 18 months of his base salary in effect at the time of termination, plus 1.5 times the average of his annual bonuses payable for the 2 calendar years preceding the calendar year in which the termination occurs, in each case paid in equal installments over 18 months, and a lump sum payment equal to 18 times the monthly rate of the Bank's subsidy for coverage of medical, dental and vision benefits in effect on the date of termination.
Each NEO will be entitled the Accrued Obligations and certain other severance benefits as described below, in the event the NEO's employment is terminated without Cause or the NEO resigns for Good Reason within 2 years after a Change of Control (as defined in the Agreements). The Agreements provide that Messrs. Shuford, Jr. and Jordan, II will each be entitled to an amount equal to 2.99 times his base salary in effect at the time of termination plus 2.99 (or 2 for Mr. Jordan, II) times the average bonus payable for the 5 calendar years preceding the calendar year in which the termination occurs, in each case paid in equal installments over 24 months, and a lump sum payment equal to 24 times the monthly rate of the Bank's (or the Company's for Mr. Jordan, II) subsidy for coverage of medical, dental and vision benefits in effect on the date of termination. The Agreements provide that Messrs. Farrar and Witt will each be entitled to an amount equal to 2 times his base salary in effect at the time of termination plus 2 times the average bonus payable for the 5 calendar years preceding the calendar year in which the termination occurs, in each case paid in equal installments over 24 months, and a lump sum payment equal to 18 times the monthly rate of the Bank's subsidy for coverage of medical, dental and vision benefits in effect on the date of termination.  The Agreements provide that, in the event of a Change of Control, any severance payments or benefits to be paid pursuant to the Agreements will be limited (or cutback) to one dollar less than the maximum amount deductible under Section 280G of the Internal Revenue Code (the Code), if such a reduction would cause the NEO to receive more after-tax compensation than without the reduction.
If the NEO employment terminates due to death, the Agreements provide that the NEO's spouse or the NEO's estate shall receive payment of the Accrued Obligations. If the NEO's employment terminates due to Incapacity (as defined in the Agreements) of the NEO, the Employer shall have no obligation to the NEO other than payment of the Accrued Obligations. If the NEO's employment terminates for Cause or if the NEO terminates employment other than Good Reason (before or after a Change of Control), the NEO will be entitled to any unpaid base salary through the date of termination and payment of any vested and irrevocable benefits (excluding incentive compensation) due and owing pursuant to the terms of any plans, policies or programs.
The Agreements also include the following covenants that apply to the NEO following the cessation of the NEO's employment for any reason, including nonrenewal of the Agreements: (i) a confidentiality covenant that applies for 5 years following the cessation of the NEO's employment; (ii) a non-solicitation covenant that applies for 24 months following the cessation of employment for Messrs. Shuford, Jr. and Jordan, II and for 18 months following cessation of employment for Messrs. Farrar and Witt; (iii) a non-piracy covenant that applies for 24 months following the cessation of employment for Messrs. Shuford, Jr. and Jordan, II and for 18 months following cessation of employment for Messrs. Farrar and Witt; and (iv) a non-competition covenant that applies for 24 months following the cessation of employment for Messrs. Shuford, Jr. and Jordan, II and for 18 months following cessation of employment for Messrs. Farrar and Witt. Except for the Accrued Obligations, payment of all of the severance payments and benefits discussed above (other than termination due to death or Incapacity) is contingent on the NEO's signing and not revoking a release and on the NEO's compliance with these restrictive covenants.

In certain cases, some or all of the severance payments and benefits provided on termination of the NEO's employment may be delayed for 6 months following termination to comply with the requirements of Section 409A of the Code. Any payment required to be delayed would be paid at the end of the 6-month period in a lump sum, with any payments due after the 6-month period being paid at the normal payment date provided for under the Agreements. In the case of benefits that are delayed, the NEO would pay the cost of benefits coverage during the 6-month delay period and then be reimbursed by the Employer at the end of the 6-month period.
Grabow Early Retirement Agreement

In connection with her retirement on May 31, 2017, Mrs. Grabow received severance of 39 weeks of her annual base salary compensation of $208,080 from the Company, less applicable withholdings, paid in installments in accordance with the Company's regular pay periods from June 1, 2017 through February 28, 2018, pursuant to a Retirement Agreement, Waiver and General Release (the Retirement Agreement), dated March 10, 2017 and effective March 18, 2017. Under the Retirement Agreement, Mrs. Grabow was entitled to reimbursement for health insurance premiums for continuing coverage under the Company's health and dental insurance plans for the 39 weeks referenced above. In consideration of the payments and benefits under the Retirement Agreement, Mrs. Grabow agreed to remain in her position until May 31, 2017 and was subject to certain confidentiality covenants through February 2018. She continued to provide services to the Company and the Bank on a part-time basis as a non-executive employee until July 14, 2017.

Perquisites and Other Compensation

None of the NEOs received perquisites or other personal benefits in excess of $10,000 in 2017. These benefits, such as social club dues, would be detailed in the table entitled "All Other Compensation" if perquisites or other personal benefits in excess of $10,000 had been received.

The Committee reviews any perquisites that the CEO and the other NEOs may receive on an annual basis. In general, the Company does not provide its executives with many of the types of perquisites that other companies offer their executives, such as personal use of a company vehicle or vehicle allowances. Exceptions are made when an NEO has responsibilities, such as sales and customer relationship management that require certain allowances to be paid. In addition to the base salary and incentive compensation described above, the Company provides its NEOs with the same benefit package available to all of its salaried employees. This package includes:

•	Medical and dental insurance (portion of costs);
•	Medical/dependent care reimbursement plan;
•	Health Savings Plan;
•	Life insurance;
•	Short and long-term disability insurance;
•
Participation in the Old Point Financial Corporation Employee Stock Purchase Plan (the ESPP) through which employees (other than Mr. Shuford, Sr., who is not eligible to participate) can purchase shares of the Company's common stock at a discount; and

•	Participation in the Company's 401(k) plan, including the Company match.

Until September 30, 2006, the Company maintained a traditional defined benefit pension plan (the Employee Retirement Plan). However, since September 30, 2006, no new participants were added to the plan, and the benefits under the plan for existing participants were frozen. As a counterbalance, the Committee enhanced the 401(k) plan, effective January 1, 2007. The Company provides an immediately vested safe harbor match of 100% of an employee's salary deferral up to 4% of their compensation.

On November 23, 2016, the Board of Directors voted to terminate the Employee Retirement Plan, effective January 31, 2017. The Company completed the transfer of all liabilities through liquidation of the plan in 2017.

The Company also offers post-retirement life insurance benefits to certain members of senior management in the form of a split dollar plan and a Management Section 162 Life Insurance Plan (162 Plan). For the split dollar plan, the Company owns the policy and cash values provide an annual return to the Company while providing a term insurance benefit to the individual employee, utilizing bank owned life insurance (BOLI) with a portion of the death benefit endorsed to the insured officer through a split dollar agreement. The amount endorsed under the BOLI equaled 300% of the current base salary, with the amount to increase 4% each year through termination or retirement. If the officer remains in the Company's employment through retirement, and has not elected to participate in the 162 Plan discussed below, the officer would receive a post-retirement benefit equal to 50% of the pre-retirement benefit.

Due to the accounting rules issued by The Emerging Issues Task Force of the Financial Accounting Standards Board, the economics of BOLI have changed for the Company. Beginning in 2008, in lieu of BOLI, the NEOs that are fully vested in the split dollar plan are eligible to participate in the 162 Plan which offers key executives permanent life insurance protection which they own and maintain from inception of the policy. For any NEO electing to participate in the 162 Plan, the Company pays annual premiums until the individual reaches retirement age. The Company also grosses up the NEO's income with respect to taxes owed in connection with the 162 Plan premiums. During the period leading up to retirement age, the BOLI benefit to the NEO decreases in the same proportion that the 162 Plan benefit increases. As of the end of 2017, certain members of senior management, including some of the NEOs, took advantage of one or both of these benefits.

Relocation Benefits

The Company does not have a policy providing relocation benefits.

Deductibility of Executive Compensation

As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Code (Section 162 (m)), which provides that the Company generally may not deduct annual compensation of more than $1 million that is paid to certain individuals. To date, the Company's compensation practices have not caused this limit to be reached or exceeded.

Section 162(m) was amended on December 22, 2017 by the Tax Cuts and Jobs Act. Under the Tax Cuts and Jobs Act, Section 162(m) will now apply to each employee who serves as the Company's principal executive officer or principal financial officer during the taxable year, each other employee for the Company who is among the three most highly compensated officers during such taxable year, and any other employee who was a covered employee of the Company for any preceding taxable year in 2017 or later. In addition, the exception under Section 162(m) for performance-based compensation will no longer be available for compensation paid by the Company in taxable years beginning after December 31, 2017, except for certain grandfathered performance-based compensation. In 2018, the Compensation and Benefits Committee will consider the Tax Cuts and Jobs Act and its application and impact, if any, on the Company's compensation program.

Stock Ownership Guidelines

Although the Committee believes that significant levels of stock ownership will assist in retaining qualified and motivated executive officers, the Committee has not established stock ownership guidelines for any of its officers.

   The following table summarizes the total compensation for the years ended December 31, 2017, December 31, 2016, and December 31, 2015 of the Company's CEO, Executive Vice President and CFO (Bank), and each of the Company's next three most highly compensated officers, except that Mr. Farrar, was not one of the NEOs for 2015 or 2016, and accordingly, information with respect to Mr. Farrar's compensation for those years is not provided.

Summary Compensation Table
Fiscal 2017, 2016 & 2015

Name and Principal Position	Year	Salary ($)	Bonus (1) ($)	Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensa-tion ($) (3)	Change in Pension Value and Nonqualified Deferred Compensa-tion Earnings ($)(4)	All Other Compensation ($) (5)	Total ($)
Robert F. Shuford, Sr., Chairman, President & CEO (Company)	2017	$300,000	$7,000	--	--	--	$31,356	$10,800	$349,156
	2016	$300,000	--	--	--	--	$48,034	$10,600	$358,634
	2015	$300,000	--	--	--	--	$28,067	$10,600	$338,667
Jeffrey W. Farrar, EVP/CFO (Bank) (6)	2017	$161,135	$14,502	$75,432	--	--	--	$3,563	$254,632
	2016	--	--	--	--	--	--	--	--
	2015	--	--	--	--	--	--	--	--
Robert F. Shuford, Jr., President and CEO (Bank)	2017	$330,000	$7,000	--	--	--	--	$49,462	$386,462
	2016	$300,000	$20,000	--	--	--	$3,800	$10,600	$334,400
	2015	$274,821	$20,000	--	--	$7,883	$332	$10,600	$313,636
Joseph R. Witt, SEVP/CBDO (Bank)	2017	$297,030	$7,000	--	--	--	--	$10,800	$314,830
	2016	$284,200	$10,000	--	--	--	--	$10,600	$304,800
	2015	$267,885	$10,000	--	--	$7,685	--	$10,600	$296,170
Eugene M. Jordan, II, President & CEO (Trust)	2017	$190,000	$7,000	--	--	--	$2,346	$33,338	$232,684
	2016	$182,700	$7,000	--	--	--	$2,930	$32,997	$225,627
	2015	$178,250	$7,000	--	--	$5,114	--	$32,937	$223,301
Laurie D. Grabow, Former EVP/CFO (Bank) (7) (8)	2017	$118,528	--	--	--	--	--	$156,695	$275,223
	2016	$203,000	$7,000	--	--	--	$14,467	$34,783	$259,250
	2015	$197,450	$7,000	--	--	$5,666	$2,751	$15,466	$228,333

(1)	The amounts in this column reflect the bonus amounts paid under the discretionary awards to key performers because the Incentive Plan did not activate in 2017, as discussed above, or 2016.
(2)
For Mr. Farrar, the amount for 2017 reflects the grant date fair value of the restricted stock award that he received on July 11, 2017 as part of a multi-year sign-on equity grant totaling $200,000. The shares were granted under the Company's Incentive Stock Plan, and the grant date fair value of the restricted stock was calculated in accordance with ASC Topic 718 and based on the closing price of the Company's common stock on the grant date.

(3)	The amounts in this column for 2015 reflect the bonus amounts paid under the Incentive Plan for 2015 performance.
(4)
The amounts in this column reflect the change in the actuarial present value of the NEO's benefits under the Employee Retirement Plan prior to the plan termination payouts in 2017.  See Note 14 in the Company's Annual Report on Form 10-K to the Company's audited financial statements for the year ended December 31, 2017 for information regarding the interest rate and mortality rate assumptions used in the computation. For Mr. Shuford, Jr. and Mrs. Grabow the change in pension value was negative in 2017, which was driven largely by an increase in the discount rate applied to calculate the present value of future pension payments.

(5)	Amounts for 2017 shown in the "All Other Compensation" column are detailed in the table below.
(6)	Mr. Farrar was not an NEO for 2015 or 2016.

(7)	Mrs. Grabow retired from the Company on May 31, 2017, and continued to provide services to the Company and the Bank on a part-time basis as a non-executive employee until July 14, 2017.
(8)
As a result of salary increases above the amount estimated when the policy was purchased, Mrs. Grabow's 162 Plan benefit was not expected to cover her estimated salary at retirement. In order to address this shortfall in death benefit coverage, the Company paid Mrs. Grabow in 2016 $7,645 in cash (plus a gross up for taxes), which is reflected in her "All Other Compensation" amount for 2016.

All Other Compensation
Fiscal 2017
Name	Perquisites and Other Personal Benefits (1)	Tax Gross-Ups and Reimburse-ments (2)	Dividends Paid on Stock/Option Awards	Discounted Securities Purchases	Payments/ Accruals on Termination Plans	Company Contributions to Defined Contribution Plans (3)	Company-Paid Life Insurance Premiums/Cash Payments (4)	Other (5)
Robert F. Shuford, Sr.	--	--	--	--	--	$10,800	--	--
Jeffrey W. Farrar	--	--	$494	--	--	$3,069	--	--
Robert F. Shuford, Jr.	--	$13,144	--	--	--	$10,800	$25,518	--
Joseph R. Witt	--	--	--	--	--	$10,800	--	--
Eugene M. Jordan, II	--	$8,774	--	--	--	$7,531	$17,033	--
Laurie D. Grabow	--	$11,200	--	--	--	$3,705	$21,744	$120,046

(1)	None of the NEOs received perquisites or other personal benefits in excess of $10,000 in 2017.

(2)	The amounts in this column reflect the tax gross-ups for the premiums paid for the 162 Plan for Mrs. Grabow and Mr. Jordan, II.

(3)	The amounts in this column reflect the Company's match of 401(k) plan contributions.

(4)	The amounts in this column reflect the amounts paid in premiums for the 162 Plan. No amounts are included with respect to BOLI because the Company had no incremental cost attributable to BOLI in 2017.
(5)	Refers to severance pay paid in accordance with Mrs. Grabow's early retirement agreement.

Grants of Plan-Based Awards
The following table summarizes certain information with respect to equity grants made in 2017 and the Company's Incentive Plan, reflecting the amounts that could have been earned under such plan for 2017.

Grants of Plan-Based Awards
Fiscal 2017
Name	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)				Estimated Possible Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units (#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(2)
	($) Grant Date	($) Threshold	($) Target	($) Maximum	(#) Threshold	(#) Target	(#) Maximum
Robert F. Shuford, Sr.	--	$6,751	$27,000	$48,600			--	--	--	--	--
Jeffrey W. Farrar	--	$6,413	$25,650	$46,170	--	--	--	--	--	--	--
Jeffrey W. Farrar	07/11/2017	--	--	--	--	--	--	2,245	--	--	$75,432
Robert F. Shuford, Jr.	--	$7,426	$29,700	$53,460	--	--	--	--	--	--	--
Joseph R. Witt	--	$6,684	$26,733	$48,119	--	--	--	--	--	--	--
Eugene M. Jordan, II	--	$4,275	$17,100	$30,780	--	--	--	--	--	--	--
Laurie D. Grabow	--	--	--	--	--	--	--	--	--	--	--

(1)
Under the Incentive Plan, to ensure dollars are available based on performance to fund the plan, the Company must achieve a minimum level of budgeted net income to formally fund the Incentive Plan. The amounts in the threshold column reflect the estimated threshold amounts payable under the Incentive Plan for 2017 if the threshold level of budgeted net income is reached. The amounts in the target column reflect the estimated target amounts payable under the Incentive Plan for 2017 if the target level of budgeted net income is reached. The amounts in the maximum column reflect the estimated maximum amounts payable under the Incentive Plan for 2017 if the maximum level or higher of budgeted net income is reached. Incentive Plan payout opportunities for the NEOs ranged from 0% to 13.50%  of the NEO's annual base salary earned for 2017. Actual amounts paid under the Incentive Plan for performance are generally reported in the "Non-Equity Incentive Plan Compensation" column in the Summary Compensation Table. However, no awards were earned under the Incentive Plan for 2017. The threshold, target and maximum amounts noted above for the Incentive Plan are estimates based on salary amounts at the time the target bonus award percentage and performance goals were determined in early 2017, although the amounts ultimately paid under the plan would be based on salaries actually earned for 2017.

(2)
For Mr. Farrar, the amount reflects the grant date fair value of the restricted stock award he received under the Incentive Stock Plan on July 11, 2017 in connection with his hiring (calculated in accordance with ASC Topic 718).

The following table includes certain information with respect to all unvested restricted stock held by the NEOs at December 31, 2017. None of the NEOs held any unexercised options at December 31, 2017.

Outstanding Equity Awards at 2017 Fiscal Year-End
	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Robert F. Shuford, Sr.	--	--	--	--	--	--	--	--	--
Jeffrey W. Farrar	--	--	--	--	--	2,245	$66,789	--	--
Robert F. Shuford, Jr.	--	--	--	--	--	--	--	--	--
Joseph R. Witt	--	--	--	--	--	--	--	--	--
Eugene M. Jordan, II	--	--	--	--	--	--	--	--	--
Laurie D. Grabow	--	--	--	--	--	--	--	--	--

(1)	These shares were granted under the Company's Incentive Stock Plan in connection with Mr. Farrar's hiring.
(2)	This amount represents the fair market value of the restricted stock as of December 29, 2017, the last business day of 2017. The closing price of the Company's common stock was $29.75 on that date.

Options Exercised and Stock Vested

The following table provides information about the value realized by the NEOs on stock option award exercises during 2017.

Option Exercises and Stock Vested
Fiscal 2017
Name	Option Awards		Stock Awards(2)
	Number of shares acquired on exercise	Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting
	(#)	($)(1)	(#)	($)
Robert F. Shuford, Sr.	4,980	$53,535	--	--
Jeffrey W. Farrar	--	--	--	--
Robert F. Shuford, Jr.	3,125	$39,813	--	--
Joseph R. Witt	1,250	$10,077	--	--
Eugene M. Jordan, II	3,125	$33,344	--	--
Laurie D. Grabow	3,125	$18,500	--	--

(1)	The value realized on exercise is the gross number of stock options exercised multiplied by the market price of the Company's common stock on exercise minus the aggregate exercise price paid.

(2)	None of the NEOs held restricted stock that vested during 2017.

Securities Authorized for Issuance Under Equity Compensation Plans

The following table contains summary information as of December 31, 2017 with respect to the Incentive Stock Plan and the ESPP.
Equity Compensation Plan Information
Plan Category	(a)	(b)	(c)
	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders:
2016 Incentive Stock Plan (1)	--	--	297,755
Employee Stock Purchase Plan (2)	--	--	245,453
Equity compensation plans not approved by security holders	--	--	--
Total	--	--	543,208

(1)
Shares available to be granted under the Incentive Stock Plan as of December 31, 2017, in the form of stock options, restricted stock, restricted stock units, stock appreciation rights, stock awards and performance units.

(2)	Shares under the ESPP have no exercise price. Includes shares subject to purchase during the offering period that included December 31, 2017.

The following table shows the present value of accumulated benefits payable to each of the NEOs, including the number of years of service credited to each NEO under the Employee Retirement Plan, which is described in more detail in the "Compensation Discussion and Analysis."

The Employee Retirement Plan, which covered substantially all full-time employees of the Company and its subsidiaries who had completed one year of service as of September 30, 2006, was frozen as of September 30, 2006. The present value of the accumulated benefit is the value that the officer will receive at retirement or termination of the plan, whichever comes first. A participant's monthly retirement benefit (if he or she has 25 years of benefit service at his or her normal retirement date) is 20% of his or her final five-year average salary plus 15% of final five-year average salary in excess of the participant's Social Security Covered Pay. The Social Security Covered Pay is the average pay of the calendar year prior to the year the participant attains his or her Social Security Retirement Age. If the participant has less than 25 years of benefit service at his or her normal retirement date, the participant's monthly retirement benefit will be actuarially reduced by 1/25 for each year of benefit service less than 25 years. Cash benefits under the plan generally commence on retirement, death or other termination of employment and are payable in various forms at the election of the participant.

On November 23, 2016, the Board of Directors voted to terminate the Employee Retirement Plan, effective January 31, 2017. In order to settle its liabilities under the plan, the Company offered participants the option to receive either an annuity purchased from an insurance carrier or a lump-sum cash payment. If the total value of the plan's assets was insufficient to cover the lump-sum payouts and the annuity purchases, the Company contributed the necessary funds to complete the termination of the plan. The Company completed the transfer of all liabilities through liquidation of the plan and terminated the plan in 2017.

Pension Benefits
Fiscal 2017

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($) (1)
Robert F. Shuford, Sr.	Employee Retirement Plan	43	--	$661,718
Jeffrey W. Farrar	Employee Retirement Plan	--	--	--
Robert F. Shuford, Jr.	Employee Retirement Plan	9	--	$45,114
Joseph R. Witt	Employee Retirement Plan	--	--	--
Eugene M. Jordan, II	Employee Retirement Plan	5	--	$54,333
Laurie D. Grabow	Employee Retirement Plan	22	--	$222,903

(1)	The pension plan was terminated and distributions were paid in 2017.

Nonqualified Deferred Compensation

The Company does not offer any nonqualified deferred compensation.

Potential Payments upon Termination or Change in Control

The Company entered into employment agreements with Mr. Shuford, Jr., Mr. Farrar, Mr. Witt and Mr. Jordan, II on February 22, 2018. Therefore, except as noted below for Mr. Farrar, the only payments upon termination that the NEOs would have received, assuming a termination as of December 31, 2017, would have been salary earned through December 31, 2017 and any vested 401(k) Plan or Employee Retirement Plan payouts, which payments would not have been increased or accelerated due to the termination. In the event of termination due to death, disability or (when approved by the Committee) retirement prior to the payment of the bonus amount, the Incentive Plan provides that the participant would receive a prorated bonus amount based on the period of service prior to the termination. In the case of a covered termination as of December 31, 2017, this would have resulted in payment of the bonus amounts actually earned by each NEO for 2017 under the Incentive Plan, which was zero for 2017.

Additionally, in the event of a Change in Control or termination due to death, disability, or (with approval of the Compensation and Benefits Committee) retirement provided he was subject to a non-competition agreement, Mr. Farrar's restricted stock agreement provides that his restricted stock will immediately vest.  If Mr. Farrar's employment is involuntarily terminated or he resigns for good reason, his agreement provides that the Committee may waive the automatic forfeiture of any or all of his restricted stock. In the case of a covered termination as of December 31, 2017, this would have resulted in accelerated vesting equal in value to the amount shown in the Outstanding Equity Awards Table.

Compensation and Benefits Committee Report

Following the drafting of the Compensation Discussion and Analysis (CD&A), the Compensation and Benefits Committee reviewed and discussed the CD&A with management. Based on such review and discussions, the Compensation and Benefits Committee recommended to the Board of Directors that the CD&A be included in this proxy statement.

Compensation and Benefits Committee
Dr. Arthur D. Greene (Chairman)
James Reade Chisman
Russell Smith Evans, Jr.
William F. Keefe
Ellen Clark Thacker

Compensation Risk Disclosure

The Company's senior management has assessed the Company's compensation practices in light of the risks in the Company's operations. The Company's senior management has identified the key enterprise risks to which the Company is subject, including credit, liquidity, market/interest rate, compliance, operational, technology, strategic, reputational and other risks, and focused their review on the compensation arrangements most likely to implicate those risks and has determined that the Company does not participate in risk-based compensation practices. The Compensation and Benefits Committee has discussed this review with senior management and concurs with senior management's position that the Company does not engage in compensation practices that encourage excessive risk taking.

In a few cases, commissions are paid as a portion of an individual's compensation; however, the majority of the total compensation is base pay. In these cases, commissions are paid to reward the sale of products and services, however, these individuals have no lending authority/approval/influence. Nominal referral fees are paid to employees from time-to-time as a reward for referring mortgage loans and/or other types of deposit gathering. In addition, a referral program for the Trust business is also in place, which rewards employees monetarily for referring closed sales and retaining current customers for Trust services. The CEO and NEOs do not participate in any commission or referral based compensation

The Company believes that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on the Company.

Audit Committee Report

The Audit Committee of the Board of Directors (for purposes of this report, the Committee) is composed of five non-employee directors, each of whom satisfies the requirements of FDICIA for Audit Committee members and the independence requirements of the SEC and the NASDAQ Stock Market's listing standards. In addition, the Board of Directors has also determined that Mr. Adams qualifies as an "audit committee financial expert" within the meaning of applicable regulations of the SEC, promulgated pursuant to the Sarbanes-Oxley Act of 2002.

The Committee oversees the Company's financial reporting process on behalf of the Board. Management is responsible for the Company's internal controls, financial reporting process and compliance with applicable laws and regulations and ethical business standards. The independent registered public accounting firm is responsible for performing an independent audit of the Company's consolidated financial statements in accordance with Generally Accepted Accounting Principles (GAAP) and for issuing a report thereon. The Committee monitors and oversees these processes and has sole responsibility for the appointment, compensation and evaluation of the Company's independent registered public accounting firm.

In this context, the Committee met and held discussions with management and the independent registered public accounting firm. Management represented to the Committee that the Company's audited consolidated financial statements were prepared in accordance with GAAP, and the Committee has reviewed and discussed the audited consolidated financial statements with management and the independent registered public accounting firm. The Committee also discussed with management, the independent registered public accounting firm and the Company's internal auditors the adequacy of the Company's system of internal controls.

The Committee discussed with the independent registered public accounting firm matters required to be discussed under the auditing standards of the Public Company Accounting Oversight Board, including Auditing Standard No. 1301, Communications with Audit Committees. Matters discussed include the independent registered public accounting firm's judgments about the quality, not just the acceptability, of the Company's accounting principles and underlying estimates in the Company's consolidated financial statements; all critical accounting policies and practices to be used; all alternative treatments within GAAP for policies and practices related to material items that have been discussed with management of the Company; and other material written communication between the independent registered public accounting firm and the management of the Company, such as any management letter or schedule of unadjusted differences.

The Company's independent registered public accounting firm also provided to the Committee the written disclosures and letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm's communications with the Committee concerning independence, and the Committee discussed with the independent registered public accounting firm that firm's independence.

The Committee also discussed with the Company's internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Committee met with the internal auditors and independent registered public accounting firm, with and without management present, to discuss the results of their examinations, the evaluations of the Company's internal controls, and the overall quality of the Company's financial reporting.

Based upon the Committee's discussions with management and the independent registered public accounting firm and the Committee's review of the representation of management and the written disclosures and report of the independent registered public accounting firm to the Committee, the Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2017, for filing with the SEC.

Audit Committee
Ellen Clark Thacker (Chairman)
Stephen C. Adams
Russell Smith Evans, Jr.
Dr. Arthur D. Greene
William F. Keefe

Principal Accountant Fees

The following table presents the fees billed for professional audit services rendered by Yount, Hyde & Barbour, P.C., for the audit of the Company's annual financial statements for the years ended December 31, 2017 and 2016, as well as fees billed for other services rendered by Yount, Hyde & Barbour, P.C. during 2017 and 2016. All fees reflected below for 2017 and 2016 were pre-approved in accordance with the Audit Committee Pre-Approval Policy discussed below

	Years Ended December 31,
	2017	2016
Audit fees (1)	$169,700	$157,200
Audit-related fees (2)	17,940	2,500
Tax fees (3)	10,855	12,758
Total fees	$198,495	$172,458

(1)	Audit fees were for services rendered in connection with the audit and review of our financial statements, the issuance of consents and the review of various documents filed with the SEC.

(2)	Audit-related fees were for services rendered in connection with pre-approved consultation concerning financial accounting and reporting standards.

(3)	Tax fees were for services rendered in connection with preparation of federal and state income tax returns and consultation regarding tax compliance issues.

The Audit Committee considers the provision of all of the above services to be compatible with maintaining the independence of the Company's independent registered public accounting firm, Yount, Hyde & Barbour, P.C.

Audit Committee Pre-Approval Policy

Pursuant to the terms of the Company's Audit Committee Charter, the Audit Committee is responsible for the appointment, compensation and oversight of the work performed by the Company's independent registered public accounting firm. As part of this responsibility, the Audit Committee, or a designated member of the Audit Committee, must pre-approve all audit (including audit-related) and non-audit services performed by the independent registered public accounting firm in order to ensure that the provision of such services does not impair the accountants' independence. The Audit Committee has adopted, and the Board of Directors has ratified, an Audit Committee Pre-Approval Policy, which sets forth the procedures and the conditions pursuant to which services proposed to be performed by the independent auditors may be pre-approved. The Audit Committee has delegated interim pre-approval authority to Mrs. Thacker, Chairman of the Audit Committee. Any interim pre-approval of permitted non-audit services is required to be reported to the Audit Committee at its next scheduled meeting. The Audit Committee does not delegate its responsibilities to pre-approve services performed by the independent registered public accounting firm to management.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires directors, executive officers, and 10% beneficial owners of the Company's common stock to file reports concerning their ownership of and transactions in the Company's common stock. Based on a review of the reports of changes in beneficial ownership of Company common stock and written representations made to the Company, the Company believes that its officers, directors and 10% beneficial owners complied with all filing requirements under Section 16(a) during 2017.

STOCKHOLDER PROPOSALS FOR 2019 ANNUAL MEETING

The 2019 Annual Meeting of Stockholders is scheduled to be held on May 28, 2019.

If any stockholder intends to present a proposal to be considered for inclusion in the Company's proxy materials in connection with the 2019 Annual Meeting, the proposal must comply with SEC Rule 14a-8 and must be received by the Company at its main office in Hampton, Virginia, on or before December 13, 2018.

The Company's bylaws also prescribe the procedure a stockholder must follow to nominate directors or bring other business before stockholders' meetings outside of the Rule 14a-8 process. For a stockholder to nominate a candidate for director at the 2019 Annual Meeting, or for a stockholder to bring other business before the 2019 Annual Meeting, notice of nomination or other business for the 2019 Annual Meeting, along with the information required by the Company's bylaws, must be received in writing by the Company's Secretary no earlier than the close of business on January 22, 2019 and no later than the close of business on February 21, 2019. However, if the 2019 Annual Meeting is held more than 30 days before or more than 60 days after the anniversary of this year's Annual Meeting, the notice must be received no earlier than the close of business on the 120th day and no later than the close of business on the 90th day prior to the date of such annual meeting.

The proxy solicited by the Board of Directors for the 2019 Annual Meeting will confer discretionary authority to vote on any stockholder proposal presented at the meeting if the Company has not received notice of such proposal by February 21, 2019, in writing delivered to the Company's Secretary.

OTHER MATTERS

As of the date of this proxy statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than proposals one, two, and three referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy intend to vote such proxy, to the extent entitled, in accordance with their best judgment.

By Order of the Board of Directors,

Eugene M. Jordan, II
Secretary to the Board

ANNUAL REPORT ON FORM 10-K

A copy of the Company's Annual Report on Form 10-K as filed with the Securities and Exchange Commission for the year ended December 31, 2017, will be furnished without charge to stockholders upon written request directed to:

Jeffrey W. Farrar
Executive Vice President and Chief Financial Officer
The Old Point National Bank of Phoebus
1 West Mellen Street
Hampton, Virginia 23663
(757) 728-1248

The Company's Annual Report on Form 10-K can also be viewed on the Investor Relations link on the Company's Internet website at http://www.oldpoint.com.

 34391402v5
16

OLD POINT FINANCIAL CORPORATION

C123456789

IMPORTANT ANNUAL MEETING INFORMATION 000004

ENDORSEMENT_LINE______________ SACKPACK_____________

MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
ADD 2
ADD 3
ADD 4
ADD 5
ADD 6

000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext
000000000.000000 ext 000000000.000000 ext

Electronic Voting Instructions

You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!

Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.

Proxies submitted by the Internet or telephone must be received by 6:00 pm, ET, on May 22, 2018.

Vote by Internet

- Go to **www.envisionreports.com/OPOF**
- Or scan the QR code with your smartphone
- Follow the steps outlined on the secure website

Vote by telephone

- Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone
- Follow the instructions provided by the recorded message

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

1234 5678 9012 345

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

	For	Against	Abstain		For	Against	Abstain		For	Against	Abstain
01 - Stephen C. Adams	☐	☐	☐	02 - James Reade Chisman	☐	☐	☐	03 - Russell Smith Evans, Jr.	☐	☐	☐
04 - Michael A. Glasser	☐	☐	☐	05 - Dr. Arthur D. Greene	☐	☐	☐	06 - John Cabot Ishon	☐	☐	☐
07 - William F. Keefe	☐	☐	☐	08 - Tom B. Langley	☐	☐	☐	09 - Dr. H. Robert Schappert	☐	☐	☐
10 - Robert F. Shuford, Sr.	☐	☐	☐	11 - Robert F. Shuford, Jr.	☐	☐	☐	12 - Ellen Clark Thacker	☐	☐	☐
13 - Joseph R. Witt	☐	☐	☐								

PLEASE VOTE, DATE AND SIGN ON REVERSE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE.

C 1234567890 JNT

1 U P X 3 7 3 2 9 9 1

MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

02SVXB